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                                                                   EXHIBIT 10.12

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             WEBALG, INC. ("BUYER"),

         LEASE MARKETING, LTD., WIZARD ASSET ACQUISITION LLC, LML ASSET
        ACQUISITION, LLC, LML SYSTEMS, INC. (EACH A "SELLER ENTITY" AND
                      TOGETHER, THE "SELLER ENTITIES"), AND

               MARK SIMMONS, TRUST CREATED UNDER THE MARK SIMMONS
          DECLARATION OF TRUST DATED OCTOBER 22, 2002 AND KAREN DILLON ("PRINCIPALS" AND, TOGETHER WITH THE SELLER ENTITIES, THE SELLER
                                    PARTIES)

                            EFFECTIVE AUGUST 1, 2004

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                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of July 30, 2004 by and among webalg, inc., a Delaware corporation ("Buyer"), Wizard Asset Acquisition LLC, LML Asset Acquisition, LLC, LML Systems, Inc., Lease Marketing, Ltd. (together the "Seller Entities"), Mark Simmons ("Simmons"), the trust created under the Mark Simmons Declaration of Trust dated October 22, 2002 (the "Simmons Trust"), and Karen Dillon ("Dillon," Simmons, Simmons Trust and Dillon being the "Principals" and, together with the Seller Entities, the "Seller Parties").

                              W I T N E S S E T H:

      WHEREAS, the Seller Parties own or have the rights to use and transfer all of the assets used in connection with the Business (as defined herein);

      WHEREAS, the Seller Parties desire to sell, and Buyer desires to purchase certain assets used in the Business on the terms and conditions set forth in this Agreement;

      WHEREAS, contemporaneously with the execution and delivery of this Agreement, Simmons and Simmons Trust are entering into a Software Sale Agreement with Buyer (the "Software Sale Agreement") pursuant to which Simmons and Simmons Trust have agreed to sell to Buyer and Buyer has agreed to purchase from Simmons and Simmons Trust certain computer software programs, source codes and other assets used by the Seller Entities in the Business, contingent upon the occurrence of the Closing hereunder; and

      WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article X hereof.

      NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                  SALE; CLOSING

            1.1 Transfer of Assets. Subject to the terms and conditions set forth in this Agreement, the Seller Parties hereby sell, assign, transfer and deliver to Buyer the assets, rights, privileges, contracts and properties of the Seller Parties, real or personal, tangible or intangible, absolute or continent, wherever located, owned by one or more Seller Parties and used by any of them in connection with the Business, except the Excluded Assets (the "Assets"), including all of the following:

            (a) The leasehold interest in real property held under the lease dated December 30, 1999 between Lease Marketing, Ltd. and Douglas Commons LLC for Suite 100 in Building D at 2540 Douglas Boulevard, Roseville, California;

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            (b) All fixtures and improvements attached to the real property in which Seller Parties have the leasehold interest referred to in Section 1.1(a) and listed on Section 1.1(b) of the Seller Disclosure Schedule;

            (c) All machinery, equipment, apparatus, furniture and fixtures, materials, supplies, motor vehicles, computer hardware, office equipment, and other equipment owned by a Seller Party including, without limitation, the assets listed on Section 1.1(c) of the Seller Disclosure Schedule (excluding, however, any leasehold improvements listed on Section 1.1(c) of the Seller Disclosure Schedule at any real property other than the leasehold interest referred to in Section 1.1(a)) ;

            (d) All of Seller Parties' rights and interests arising under or in connection with the Contracts listed on Section 1.1(d) of the Seller Disclosure Schedule and the Backlog Contracts (collectively, the "Transferred Contracts") including, without limitation, all of Seller Parties' rights, under (i) the customer leases listed on said Schedule 1.1(d), (ii) the agreements listed on
Schedule 1.1(d) with employees and former employees of the Business restricting such employees or former employees from competing with the Business or soliciting customers of the Business and (iii) software licenses and other agreements between any Seller Party and its customers, to repurchase, reacquire or obtain the release of security interests filed against, the equipment, computer hardware, and other personal property subject to such factored leases;

            (e) Except as set forth in Section 1.2(e), Seller Parties' prepaid expenses including, without limitation, those shown on the preliminary balance sheet as of June 30, 2004 included as Section 1.1(e) of the Seller Disclosure Schedule (the "Preliminary Balance Sheet"), together with any additions to such prepaid expenses and subject to any reductions therefrom made or incurred by a Seller Party in operating the Business in the ordinary course after the date of such schedule through July 31, 2004, as such prepaid expenses may be finally determined in accordance with Section 1.6;

            (f) All of Seller Parties' rights and interests in any information service systems and software used by Seller Parties in the ownership and operation of the Business;

            (g) All of Seller Parties' rights and interests in any sales data, customer lists, information relating to customers or products, suppliers' names, mailing lists, marketing materials, products and documentation and, if any, advertising matter and all rights thereto relating to the Business;

            (h) All of Seller Parties' Intellectual Property Rights and Licensed Rights and any goodwill associated with the Business, including, but not limited to all improvements, enhancements, updates and additions made by any employee of any Seller Party in the course of such Person's employment to the software licensed to the Seller Parties by Simmons;

            (i) All of Seller Parties' books and records relating to the Business, the customers thereof and the Rehired Employees;

            (j) All of Seller Parties' transferable Approvals and Permits relating to the Business;

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            (k) As set forth in Section 1.1(k) of Seller Disclosure Schedule, all of Seller Parties' accounts receivable relating to the Business shown on the Preliminary Balance Sheet, together with any additions to such accounts receivable and subject to any reductions thereof resulting from a Seller Party's conduct of business in the ordinary course from the date of the Preliminary Balance Sheet through July 31, 2004, as such accounts receivable may be finally determined in accordance with Section 1.6;

            (l) Any and all security deposits held by a Seller Party related to any leasing of a Seller Party's property, including security deposits received under leases of the Seller Parties' Intellectual Property and Licensed Rights;

            (m) All proceeds received by any of the Seller Parties (including judgments, indemnity payments, amounts received in settlement and payments under any insurance policies) in respect of any Action, other than those Actions listed on Section 1.1(m) of the Seller Disclosure Schedule, relating to the Business to which any Seller Party is a party in any capacity that is based upon or arises out of any event, dispute or other occurrence prior to the Effective Date; and

            (n) The Seller Entities' cash and all other assets relating to the Business, which for the avoidance of doubt cash shall not be less than zero and shall exclude checks written in excess of available cash balance, which shall be deemed Excluded Liabilities.

            1.2 Assets Not Transferred. The following assets, rights and properties of Seller Parties are specifically excluded from the Assets and shall be retained by Seller Parties (the "Excluded Assets"):

            (a) The Purchase Price and Seller Parties' rights under this Agreement;

            (b) Seller Entities' articles of incorporation, corporate seals, minute books, stock books and other corporate or comparable organizational records having to do with the organization and capitalization of the Seller Entities and all income Tax Returns and other records; provided, however, that copies of such Tax Returns shall be provided to Buyer at the Closing and copies of such other materials shall be provided to Buyer upon request;

            (c) Any Equity Securities of a Seller Entity held by another Seller Entity or Equity Securities of a Seller Entity held by such Seller Entity as treasury securities;

            (d) All of Seller Parties' insurance policies, contracts, credits, reserves and other sources of funding with respect to any employee benefit Plans, arrangements or agreements;

            (e) Seller's prepaid expenses listed or described in Section 1.2(e) of the Seller Disclosure Schedule as "Excluded" and Seller's security deposits under leases for real property constituting Excluded Liabilities and deposits with respect to utility services at the premises subject to such leases;

            (f) Except for the agreements described in clause (ii) of Section 1.1(d), all employment agreements to which a Seller Party is a party; and

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            (g) All assets that are neither (i) listed or described in Section
1.1, in the Seller Disclosure Schedule, in the Financial Statements or on the Preliminary Balance Sheet, as the same may be adjusted pursuant to Section 1.6, nor (ii) used by any Seller Party in the Business.

            1.3 Assumption of Certain Liabilities. Buyer hereby assumes and agrees to pay, perform and discharge when due, only the following liabilities and obligations of Seller Parties (the "Assumed Liabilities"):

            (a) Liabilities in respect of (i) the Seller Entities' customer prepayments listed in Section 1.3(a)(i) of the Seller Disclosure Schedule and
(ii) repayment of security deposits under customer leases acquired pursuant to
Section 1.1(d)(i) owed to the Seller Entities' customers listed in Section 1.3(a)(ii) of the Seller Disclosure Schedule in the amount set forth in Section 1.5(a), in each case as set forth on the Preliminary Balance Sheet and as such items may be finally determined in accordance with Section 1.6;

            (b) Liabilities arising after July 31, 2004 under the lease referred to in Section 1.1(a) and the Transferred Contracts; and

            (c) Costs incurred and obligations arising after the Effective Date under Backlog Contracts, including sales commissions payable in respect of such Contracts. For avoidance of doubt, any out-of-pocket costs associated with the installation of Transferred Contracts listed on Section 1.1(d) of the Seller Disclosure Schedule that should have been categorized as Backlog Contracts, whether or not arising prior to the Effective Date, shall be Excluded Liabilities.

            1.4 Non-Assumption of Other Liabilities. Except for liabilities and obligations specifically assumed pursuant to and identified in Section 1.3 above, Buyer shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller Parties or any Affiliate of a Seller Party (the "Excluded Liabilities"). Without limiting the generality of the prior sentence, Excluded Liabilities shall include, without limitation:

            (a) All Indebtedness of any Seller Party;

            (b) All liabilities related directly or indirectly to Seller Party indemnification obligations in existence as of July 31, 2004;

            (c) All liabilities resulting from Actions and Orders arising out of or related to the conduct of the Business prior to July 31, 2004, including, without limitation, those actual, pending and threatened Actions set forth in
Section 2.2(l) of the Seller Disclosure Schedule;

            (d) All liabilities attributable to any claim that the conduct of the Business or the use of the Intellectual Property Rights or the Licensed Rights infringes upon, misuses or misappropriates the Intellectual Property of any Person.

            (e) All liabilities arising out of or relating to the Excluded
Assets;

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            (f) All liabilities for Taxes of the Seller Parties (i) imposed with respect to the taxable periods or portions thereof ending on or before July 31, 2004, (ii) resulting from, relating to or arising out of or otherwise in connection with the transactions contemplated by this Agreement, and (iii) any income or gains Taxes arising from the sale of the Assets pursuant to this Agreement;

            (g) All liabilities and obligations resulting from, relating to or arising out of any former operations of the Business that have been discontinued or disposed of prior to the date of execution and delivery of this Agreement ;

            (h) All liabilities and obligations to factors related to or arising under any and all factoring agreements to which a Seller Party is party;

            (i) All liabilities and obligations related to any Seller Party self-funded insurance program;

            (j) Liabilities arising out of or relating to the assertion or attempted assertion of dissenters' rights, right of appraisal, or similar rights, by any holder of Equity Securities of any Seller Entity;

            (k) The Principals' Loans and any other Liabilities of any Seller Entity to any holders of the Equity Securities of such Seller Entity;

            (l) All liabilities and obligations (including, without limitation, liabilities for compensation, wages, bonuses, sales commissions, licensing commissions, vacation time and vacation pay, pay in lieu of vacation, severance pay and benefits or liabilities under any of Seller Entities' Plans) relating to current or former employees of Seller Entities arising on or before July 31, 2004 or under any employment agreement to which a Seller Party is a Party;

            (m) All liabilities and obligations of any Affiliate of any of the Seller Parties if such Affiliate is not also a Seller Party;

            (n) All debts, liabilities or obligations whatsoever, that do not arise out of or relate to the Business or that do not otherwise arise out of or relate to the Assets; and

            (o) Except as provided in Section 1.3(c), all debts, liabilities and obligations whatsoever (including, without limitation, liabilities for payment of sales commissions or ongoing monthly maintenance commissions) due as of July 31, 2004, including, without limitation, any such commissions in respect of Contracts listed in Section 1.1(d) of the Seller Disclosure Schedule that have been factored.

            1.5 Purchase Price.

            (a) Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to purchase and acquire the Assets from the Seller Parties for a purchase price of $11,540,000 plus the assumption of the Assumed Liabilities, payable as set forth in subsection (b) below (in the aggregate, the "Purchase Price"). In addition, the purchase price for the assets to be purchased by Buyer pursuant to the Software Sale Agreement, as set forth in such

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agreement, is $1,260,000, payable on the fourth anniversary of the Effective
Date, as set forth in the Software Sale Agreement. Buyer and the Seller Parties confirm that the aggregate amount to be paid by Buyer to the Seller Parties for all of the assets used in the Business, comprising the Assets to be acquired hereunder and the assets to be acquired pursuant to the Software Sale Agreement, is $12,800,000 (excluding assumed customer security deposits in the amount of approximately $3,400,000). Such aggregate amount is referred to in this Agreement as the "Consideration." The Consideration payable pursuant to this Agreement and the Software Sale Agreement shall be subject to adjustment and disbursed in accordance with Section 1.6 of this Agreement.

            (b) The Purchase Price shall be payable as follows:

                  (i) $8,000,000 shall be payable at the Closing by means of Buyer's deposit of a cash payment in such amount into the Disbursement Account;

                  (ii) $1,000,000, $1,000,000 and $1,540,000 shall be payable on the first, second and third anniversaries, respectively, of the Effective Date. Each such payment shall be made by means of Buyer's deposit of a cash payment in the required amount into the Disbursement Account on the applicable anniversary of the Effective Date. Such funds shall be disbursed from the Disbursement Account, (x) to pay all Closing Seller Liabilities and Additional Pre-Closing Liabilities (each as defined in
      Section 1.6 below) remaining unpaid on the applicable payment date anniversary, (y) to the extent of funds remaining after such disbursements, to pay the then outstanding balance on the Principal Loans, and (z) to the extent of any remaining funds, to the Seller Entities. The disbursements provided for clauses (y) and (z) of this Section 1.5(b)(ii) shall be paid within seven (7) days after each anniversary of the Effective Date. By their execution and delivery of this Agreement, the Principals hereby waive and release their right to receive any interest on the Principals' Loans accruing after July 31, 2004.

                  (iii) as of the Effective Date, Buyer shall assume the other Assumed Liabilities.

            (c) The parties confirm that the Purchase Price has been allocated as fair value among the Seller Entities as follows:

                  (i) $970,000 to the Assets sold by LML Systems, Inc.;

                  (ii) $640,000 to the Assets sold by LML Asset Acquisition LLC;

                  (iii) $270,000 to the Assets sold by Wizard Acquisition LLC;
      and

                  (iv) $9,660,000 plus the assumption of the Assumed Liabilities to the Assets sold by Lease Marketing, Ltd.

            1.6 Consideration Adjustments, Disbursement Account.

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            (a) As promptly as practicable after July 31, 2004, Seller Parties shall cause to be prepared a balance sheet as of July 31, 2004. Such balance sheet shall be prepared from the Seller Entities' accounting books and records on a basis consistent with the Preliminary Balance Sheet, and shall also reflect any additional adjustments as may be deemed appropriate by Buyer for presentation on an accrual basis of accounting in accordance with U.S. GAAP. Seller Parties shall keep Buyer apprised of the status of the preparation of such balance sheet and shall afford Buyer, its accounting personnel and outside auditors or advisors unrestricted access to the Seller Parties' accounting and other records to enable Buyer to determine the adjustments required to be made thereto. The balance sheet as of July 31, 2004 shall be prepared by the accounting firm of Kolnicki, Petterson and Worth LLP. Buyer agrees to make any books and records required for the preparation of such balance sheet and transferred to Buyer pursuant to Section 1.1 hereof available to such accounting firm for purposes of creating the balance sheet. Upon completion of the balance sheet as of July 31, 2004 by such accounting firm, it shall be provided to Buyer for approval thereof. If Buyer elects not to accept such balance sheet, the parties agree to work with the accountants in good faith to address Buyer's concerns, provided that Buyer may only object to such statement on the basis of a good faith, reasonable interpretation of GAAP, consistently applied. Buyer shall use its reasonable commercial efforts to complete its review of such balance sheet as promptly as practicable after receipt and to provide Seller Parties with its approval thereof or objections thereto within thirty (30) days after Buyer's receipt of such balance sheet. The balance sheet as of July 31, 2004, as finally adjusted and approved by Buyer in accordance with the foregoing limitation, is referred to herein as the "Closing Balance Sheet."

            (b) Upon Buyer's acceptance of the Closing Balance Sheet, the portion of the Purchase Price payable in cash pursuant to Section 1.5(b)(i) (the "Initial Cash Payment") shall be subject to adjustment as provided in this
Section 1.6.

                  (i) If the aggregate amount of the Seller Entities' liabilities (excluding, for avoidance of doubt, the Principals' Loans) to be paid out of the initial proceeds, as shown on the Closing Balance Sheet (together, the "Closing Seller Liabilities") exceeds the portion of the Purchase Price payable pursuant to Section 1.5(b)(i), Seller Parties shall pay the amount of such excess to Buyer not more than 15 days after completion of the Closing Balance Sheet by depositing such amount into the Disbursement Account, provided, however, that if such excess amount is less than $50,000, such payment shall be made to Buyer as an offset against the payment due from Buyer to the Seller Parties as provided in
      Section 1.6(c) or, if no such payment is due, as an offset pursuant to
      Section 1.6(d).

                  (ii) If the portion of the Purchase Price payable pursuant to
      Section 1.5(b)(i) exceeds the Closing Seller Liabilities, Buyer shall pay the amount of such excess to the Seller Parties from the Disbursement Account pursuant to Section 1.6(c).

            (c) The Seller Parties hereby designate the Buyer as their Disbursing Agent and direct Buyer to deposit the cash payments required to be made by Buyer pursuant to Section 1.5(b)(i) and Section 1.5(b)(ii) into a separate account to be established by Buyer as the Disbursement Account. Contemporaneously with the execution and delivery of this Agreement and the delivery of the instruments and documents required by Section 1.9(a) and Section 1.9(b),

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the Disbursing Agent shall effect payment to U.S. Bank of the amount due to said bank as set forth in the payoff letter delivered pursuant to Section 1.9(a)(ix), by wire transfer of immediately available funds to the account identified in such payoff letter. Funds deposited pursuant to Section 1.5(b)(i) remaining in the Disbursement Account after such payment to U.S. Bank and after any payment to Buyer pursuant to Section 1.6(b)(i) (which Seller Parties expressly authorize Buyer to pay to itself, if applicable) shall be disbursed to pay liabilities shown on the Preliminary Balance Sheet (if the Disbursing Agent elects to pay any such liabilities prior to agreement upon the Closing Balance Sheet) and to pay Closing Seller Liabilities and other liabilities of the Seller Entities, in each case in accordance with the procedures set forth herein. Such funds, together with any interest earned thereon, shall be held by the Disbursing Agent in the Disbursement Account until the date one hundred eighty (180) days following Buyer's acceptance of the Closing Balance Sheet at which time the funds in the Disbursement Account, together with the amount, if any, due from Buyer to the Seller Parties pursuant to Section 1.6(b)(ii), less (i) unpaid Closing Seller Liabilities, (ii) unpaid Additional Pre-Closing Liabilities (as defined below), including any such unpaid Additional Pre-Closing Liabilities that are under discussion between Simmons and the Disbursing Agent or between Simmons and the Person asserting the claim (which shall be retained in the Disbursement Account in the full amount of the asserted claim), (iii) amounts which Simmons, on behalf of the Seller Parties, shall reasonably demonstrate to be sufficient to provide for real property leases constituting Excluded Liabilities, other commitments existing as of July 31, 2004 and other contingent Excluded Liabilities for which a claim is made, and (iv) any amount due to Buyer pursuant to Section 1.6(b)(i), shall be released to the Seller Parties in accordance with the allocation established pursuant to Section 1.6(c). While it holds funds in the Disbursement Account pursuant to the preceding sentence, the Disbursing Agent shall apply such funds from time to time only toward payments to the Seller Parties or toward payment of the Closing Seller Liabilities and the Additional Pre-Closing Liabilities (as defined below). "Additional Pre-Closing Liabilities" shall mean claims by Persons purporting to be creditors of one or more Seller Entities in respect of services performed for or products delivered to any of them prior to July 31, 2004, including up to $200,000 of monthly maintenance commissions paid by Buyer to Rehired Employees prior to the first anniversary of the Effective Date with respect to customer leases constituting Transferred Contracts, commitments and contingent liabilities existing as of July 31, 2004, or any other debt or liability of a Seller Entity that arose prior to July 31, 2004, which claims have been received by Buyer, forwarded to Simmons and not identified by Simmons as paid by a Seller Entity or objected to by Simmons within ten (10) business days of his receipt of such notice. Any claim by Simmons of payment of an Additional Pre-Closing Liability shall be accompanied by evidence of such payment satisfactory to the Disbursing Agent, acting reasonably. If Simmons objects to the payment of an Additional Pre-Closing Liability, then Simmons and the Disbursing Agent shall work together until such Additional Pre-Closing Liability is resolved to their mutual satisfaction and the satisfaction of the party asserting such Additional Pre-Closing Liability. If Simmons and the Disbursing Agent do not reach an agreement regarding such Additional Pre-Closing Liability within ninety (90) days, such Additional Pre-Closing Liability shall be paid from the Disbursement Account.

            (d) If the funds in the Disbursement Account are insufficient to pay all of the Closing Seller Liabilities and all Additional Pre-Closing Liabilities that become payable in accordance with Section 1.6(c), Buyer may pay such amounts by depositing into the Disbursement Account an amount equal to the amount of such additional liabilities, such

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additional deposited funds shall be disbursed from the Disbursement Account to pay such additional liabilities, and the payments due to any Seller Party on or in respect of the Principals' Loans, and/or under the Software Sale Agreement, and/or as Additional Consideration shall be reduced to the extent necessary by the aggregate amount of all such additional deposits by Buyer. Prior to making any additional deposit into the Disbursement Account pursuant to this Section 1.6(d) that would reduce a payment (i) of the Principals' Loans, (ii) under the Software Sale Agreement or (iii) of Additional Consideration, Buyer shall notify Simmons of such proposed payment and shall provide Simmons with twenty (20) Business Days in which to settle the liability in question for an amount that is less than the amount proposed to be paid by Buyer, as Disbursing Agent. Upon the expiration of such twenty (20) Business Days, the Disbursing Agent may pay such liability in accordance with this Section 1.6(d).

            (e) Seller Parties acknowledge that the provisions for payments from the Disbursement Account (including payments made from additional deposits pursuant to Section 1.6(d) hereof) are being established solely as a procedure for application of the Consideration (and, if necessary, the Additional Consideration) to pay the Closing Seller Liabilities and the Additional Pre-Closing Liabilities, and that the parties do not intend that the Buyer assume, nor shall such payments constitute Buyer's assumption of, any Excluded Liabilities, and that nothing in any of Sections 1.6(c) and 1.6(d), and no payment by Buyer pursuant to Section 1.6(d) or Section 1.6(e) shall alter the status of any Additional Pre-Closing Liabilities as "Excluded Liabilities" for all purposes of this Agreement. Seller Entities shall pay all Closing Seller Liabilities and Additional Pre-Closing Liabilities remaining unpaid at the time of any disbursement to them from the Disbursement Account and shall not make any payment of interest, principal or any sum due on the Principals' Loans prior to payment of all Closing Seller Liabilities and Additional Pre-Closing Liabilities.

            (f) If, at any time during the six (6) months following July 31, 2004, Buyer repurchases any Transferred Contract that a Seller Party previously sold to a factor or other lender (or from any such Person's assignee or successor in interest as owner of a Contract to be repurchased), the installments payable (x) pursuant to Section 1.5(b) of this Agreement on the first, second and third anniversaries of the Effective Date and, if necessary,
(y) under the Software Sale Agreement and (z) if necessary, as Additional Consideration under Section 1.7(b) and 1.7(c) on the third and fourth anniversaries, respectively, of the Effective Date, shall be reduced by the Buyout Set-off Amount. For purposes of this Agreement the "Buyout Set-off Amount" shall be the aggregate amount paid by Buyer from the Effective Date through the last date of such six-month period to repurchase factored Contracts, including amounts paid to repurchase the equipment leased pursuant to such Contracts and the retail value of other products Buyer or its Affiliates may provide to replace such equipment, together with any payments made by Buyer to the customers party to such repurchased Contracts in connection with the termination thereof or settlement of such customers' claims thereunder. Payments in respect of repurchased Contracts shall reduce amounts due under this Agreement or under the Software Sale Agreement due on the first, second, third and fourth anniversaries of the Effective Date pursuant to this Section 1.6(f) only if such repurchases are (i) pursuant an option or other right held by a factor or lender to require Buyer to repurchase Contracts, (ii) pursuant to written consent given by Simmons or (iii) related to problems related to the sale or lease of hardware or software under the repurchased Contract that occurred prior to the Effective Date and Buyer is continuing to provide maintenance under such Contract. Amounts paid by Buyer to repurchase

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Contracts solely to enable Buyer to terminate a factoring agreement or solely to facilitate execution of a new Contract between the customer under the Contract and Buyer shall not be included in any computation of the Buyer Set-off Amount. Prior to repurchasing any Contract other than in accordance with the preceding clauses (i) or (ii), Buyer shall consult with Simmons, as representative of the Seller Parties, regarding the necessity or desirability of effecting such purchase.

            1.7 Additional Consideration. In addition to the Purchase Price, Buyer shall make additional payments for the Assets (the "Additional Consideration") to the extent required by this Section 1.7.

            (a) Seller Parties jointly and severally represent and warrant that
Section 1.7(a) of the Seller Disclosure Schedule contains a complete and accurate list of those Dealers who are licensees of LeaseLink lease comparison tool 4.5, 6.0, or Direct (referred to collectively as "LeaseLink" and, for avoidance of doubt, excluding "GuestTrack," "Wizard," and "Forms by Superior" or any other product of the Seller Entities) Dealers (collectively, the "Seller Rooftops") including (i) the number of LeaseLink licenses held by each such Seller Rooftop and (ii) the unique address of such Dealer. Except as disclosed in Section 1.7(a) of the Seller Disclosure Schedule, none of the Seller Rooftop licenses has been sold, transferred, factored or otherwise disposed of. The terms of each factored Seller Rooftop license shown on Section 1.7(a) of the Seller Disclosure Schedule is coterminous with or exceeds the duration of the agreement under which such license was factored. As soon as practicable after July 31, 2004, Seller Parties shall prepare a revised Schedule 1.7(a) that shall contain a complete and accurate list of Seller Rooftops as of July 31, 2004, which shall be subject to review and approval by Buyer, such approval not to be unreasonably withheld.

            (b) If the aggregate number of Seller Rooftops together with any Dealers purchasing any successor product to LeaseLink or product(s) offering substantially equivalent replacement functionality to LeaseLink from Buyer or an Affiliate of Buyer (collectively, the "LeaseLink Dealers") of the Seller Entities and the Buyer on the third anniversary of the Effective Date, including new Dealers and Dealer renewals during such three-year period, net of Dealers which are cancelled, terminated, abandoned, bought out or expire without renewal during such period and excluding Dealers that become such through acquisitions by Buyer or any of its Affiliates of any assets, shares or business other than the Assets, is greater than the number of LeaseLink Dealers on July 31, 2004 as set forth on Schedule 1.7(a) of the Seller Disclosure Schedule, subject to adjustment within thirty (30) days of July 31, 2004 (such greater number of LeaseLink Dealers being the "Incremental Third Year Dealers"), the Buyer will pay the Seller Parties an amount equal to the product of $2,000.00 and the number of Incremental Third Year Dealers.

            (c) If the aggregate number of LeaseLink Dealers of the Seller Entities and the Buyer on the fourth anniversary of the Effective Date is greater than such aggregate number of LeaseLink Dealers on the third anniversary of the Effective Date, including new Dealers and Dealer renewals during such year, net of Dealers which are cancelled, terminated, abandoned, bought out or expire without renewal during such year and excluding Dealers that become such during such year through acquisitions by Buyer or any of its Affiliates of any assets, shares or business other than the Assets (such greater number of LeaseLink Dealers being

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the "Incremental Fourth Year Dealers"), the Buyer will pay the Seller Parties an amount equal to the product of $2,000.00 and the number of Incremental Fourth Year Dealers.

            1.8 The Closing. All deliveries required under Section 1.9 in connection with the Closing of the transactions provided for in this Agreement shall be effected in New York, New York, at the offices of O'Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York (unless the parties hereto otherwise agree in writing) at 10:00 a.m. on July 30, 2004, or at such other time and place as the parties may agree. The foregoing notwithstanding, and notwithstanding the payment to U.S. Bank required by Section 1.6(a), Buyer's acquisition of the Assets and its assumption of the Assumed Liabilities shall be effective as of 12:01 a.m. on August 1, 2004 (the "Effective Date").

            1.9 Conveyances and Deliveries at the Closing.

            (a) Deliveries by Seller Parties. Contemporaneously with the execution and delivery of this Agreement, Seller Parties shall deliver or cause to be delivered to Buyer the following:

                  (i) this Agreement;

                  (ii) a bill of sale and assignment, substantially in the form of Exhibit A hereto duly executed by Seller Parties, conveying to Buyer valid title to all tangible assets which are a part of the Assets and valid title to all intangible assets which are a part of the Assets, free and clear of all Encumbrances;

                  (iii) an assignment, fully executed by Lease Marketing, Ltd. in recordable form assigning to Buyer the leasehold interest in real property referred to in Section 1.1(a) in substantially the form of Exhibit B-1;

                  (iv) an assignment and assumption agreement to effectuate assignment of the Contracts described in Section 1.1(d), in substantially the form of Exhibit B-2;

                  (v) for any Intellectual Property Rights, the assignment of which is required or permitted to be recorded in the U.S. Patent and Trademark Office, the U.S. Copyright Office or a similar office or authority of any foreign jurisdiction, duly executed assignments of such Intellectual Property Rights in recordable form insubstantially the form of Exhibits E-1 and E-2;

                  (vi) the affidavit or certificate as to non-foreign status of each Seller Entity required by Section 2.2(h);

                  (vii) such other instruments of transfer reasonably requested by Buyer to transfer to and vest in Buyer all of Seller Parties' right, title and interest in and to the Assets;

                  (viii) copies of resolutions duly adopted by the Board of Directors or the Person or Persons exercising similar authority and the shareholders or

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

      members of each of the Seller Entities, authorizing and approving the Seller Entities' performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force;

                  (ix) all Approvals from third parties as are required to consummate the transactions contemplated hereby (including, without limitation, a payoff letter from U.S. Bank, N.A. in form satisfactory to Buyer and releases of the liens and security interests granted to such bank by the Seller Entities);

                  (x) [intentionally left blank];

                  (xi) the opinion of counsel referred to in Section 4.1(f);

                  (xii) one or more counterparts of the Transition Services Agreement, duly executed by the Seller Entities in substantially the form of Exhibit F;

                  (xiii) one or more counterparts of the Software Sale Agreement, duly executed by Simmons, Simmons Trust and Lease Marketing, Ltd.;

                  (xiv) one or more counterparts of any employment or consulting agreement offered to a Principal, on or prior to the date of the execution and delivery of this Agreement in substantially the form of Exhibit D-1 or D-2, as the case may be, duly executed by the Principal or Principals named in such Agreement or Agreements;

                  (xv) any documents effecting the changes to the names of the Seller Entities required to be delivered by Section 3.8, duly executed (and acknowledged where acknowledgement is a condition to filing or recordation) by the applicable Seller Party;

                  (xvi) the security deposits to be acquired pursuant to Section 1.1(l); and

                  (xvii) such other documents and instruments as are required pursuant to this Agreement or as may reasonably be requested by Buyer or its counsel.

            (b) Deliveries by Buyer. Contemporaneously with the execution and delivery of this Agreement, Buyer shall deliver or cause to be delivered the following:

                  (i) this Agreement;

                  (ii) the name and address of the bank at which the Disbursement Account has been established, together with confirmation of Buyer's deposit into the Disbursement Account of the cash deposit required by Section 1.5(b)(i);

                  (iii) assignment and assumption agreements substantially in the forms of Exhibits B-1 and B-2;

                  (iv) the officer's certificate referred to in Section 4.2(d);

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                                       12

                  (v) one or more counterparts of the Transition Services Agreement, duly executed by Buyer;

                  (vi) one or more counterparts of the Software Sale Agreement, duly executed by Buyer;

                  (vii) one or more counterparts of the any employment or consulting agreement offered to a Principal on or prior to the date of the execution and delivery of this Agreement, duly executed by Buyer;

                  (viii) copies of resolutions duly adopted by the Board of Directors or the Person or Persons exercising similar authority of Buyer, authorizing and approving the Buyer's performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force;

                  (ix) the opinion of counsel referred to in Section 4.2(e);

                  (x) such other documents and instruments as are required pursuant to this Agreement or as may reasonably be requested by a Seller Party or its counsel.

            (c) Physical Delivery of Tangible Assets. To the extent not actually delivered on the date hereof and not addressed by the Transition Services Agreement, the Seller Entities shall effect physical delivery of the tangible assets included in the Assets to Buyer by providing Buyer with physical access to the locations of such Assets.

            (d) License Termination. The Software License Agreement dated November 8, 2000 between Simmons and Lease Marketing, Ltd., as amended or supplemented, is hereby terminated.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

            2.1 Representations and Warranties by Buyer. Buyer represents and warrants to Seller Parties, as of the date of the execution and delivery of this Agreement, as follows:

            (a) Organization and Related Matters. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all necessary corporate power and authority to carry on its business as now conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

            (b) Authorization. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by the board of directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its

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                                       13
terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally.

            (c) No Conflicts. The execution, delivery and performance of this Agreement by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise or require any Approval under (1) the charter documents or by-laws of Buyer, (2) any Law to which Buyer is subject (provided that appropriate regulatory Approvals are received as contemplated by Section 3.4) or (3) any material Contract to which Buyer is a party.

            (d) No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

            (e) Legal Proceedings. There is no Order or Action pending or to the best knowledge of Buyer, threatened against Buyer that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement.

            2.2 Representations and Warranties by Seller Parties. Each of the Seller Parties represents and warrants, jointly and severally, to Buyer, as of the date hereof and as of the date of the execution and delivery of this Agreement, as follows:

            (a) Organization, etc. Each Seller Entity that is a corporation is duly organized, validly existing and in good standing under the Laws of its state of incorporation. Each Seller Entity that is a limited liability company is duly formed and validly existing under the laws of its state of formation.
Section 2.2(a) of the Seller Disclosure Schedule correctly sets forth each jurisdiction in which each Seller Entity is qualified or licensed to do business as a foreign Person. Each Seller Party that is a corporation has all necessary corporate power and authority and each Seller Party that is a limited liability company has all necessary power under applicable law, its certificate of formation and operating agreement, in each case to own its properties and assets and to carry on its businesses as now conducted and is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company in good standing in all jurisdictions in which the character or the location of the assets owned or leased by such Seller Party or the nature of the business being conducted by such Seller Party requires licensing or qualification, except where the failure to be so qualified or licensed is not and will not be material to the Business. Each Seller Party has the necessary power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. Section 2.2(a) of the Seller Disclosure Schedule correctly lists the current directors and executive officers (or Persons performing similar functions) of each Seller Entity. True, correct and complete copies of the charter documents of each Seller Party as in effect on the date hereof have been delivered to Buyer. No Seller Party is a registered or reporting company under the Exchange Act.

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                                       14

            (b) Authorization. The execution, delivery and performance of this Agreement by each Seller Entity and the Simmons Trust have been duly and validly authorized by the board of directors, trustees, or the Person or Persons performing similar functions, and the shareholders or members of each Seller Entity and by all other necessary corporate or other action on the part of each Seller Entity and such Seller Entity's shareholders or members. This Agreement constitutes the legal, valid and binding obligation of each Seller Party, enforceable against such Seller Entity in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally.

            (c) Non-Contravention. Except as set forth in Section 2.2(c)(i) of the Seller Disclosure Schedule, the execution and delivery of this Agreement by each Seller Party and the consummation of the transactions contemplated hereby will not (i) violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (A) the charter documents or by-laws of any Seller Party, (B) any Law to which any Seller Party is subject (provided that all required regulatory Approvals are received as contemplated by Section 3.4) or (C) any Material Agreement or any material Contract of any Seller Party or to which any of the Assets is subject or (ii) result in the imposition of any Encumbrance against any of the Assets. Without limiting the generality of the foregoing, pursuant to Article XVIII, paragraphs C and D, of the Mark Simmons Declaration of Trust dated October 22, 2002, Simmons, as grantor and beneficiary of the Simmons Trust, hereby approves the execution and delivery of this Agreement by the Simmons Trust.

            (d) Consents, etc. As of the date of the execution and delivery of this Agreement, each Seller Party has obtained all Permits, Orders and Approvals of any Governmental Entity or any other Person necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Section 2.2(d) of the Seller Disclosure Schedule lists all such Permits, Orders and Approvals required to be obtained by Seller Parties in order to execute and deliver this Agreement and consummate the transactions contemplated hereunder.

            (e) Capital Stock and Securities.

                  (i) Section 2.2(e)(i) of the Seller Disclosure Schedule sets forth the number and class of each of the authorized, issued and outstanding shares of capital stock or other Equity Securities of each Seller Entity and a list of the holders of all such Equity Securities of all classes. On the date of the execution and delivery of this Agreement, all of such outstanding shares of capital stock or other Equity Securities are validly issued, fully paid and non-assessable, were issued in conformity with applicable Law, and are owned of record and beneficially by the Persons listed on Section 2.2(e)(i) of the Seller Disclosure Schedule, free and clear of any and all Encumbrances.

                  (ii) No Seller Party has any outstanding commitments to issue or sell any Equity Securities, and no securities or obligations evidencing any such right are outstanding. Except as set forth in Section 2.2(e)(ii) of the Seller Disclosure Schedule, there are no outstanding obligations, written or otherwise, of any shareholder of any Seller Party to repurchase, redeem or otherwise acquire any Equity Securities. There are no preemptive rights

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                                       15
in respect of any Equity Securities of any Seller Party. Any Equity Securities which were issued and reacquired by any Seller Party were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and no Seller Party has any outstanding obligation or liability with respect thereto. Except for the companies identified in Section 2.2(e)(iii) or as set forth in Section 2.2(e)(ii) of the Seller Disclosure Schedule, (A) Seller Entities have no Subsidiaries, and no Seller Party holds any Equity Securities of any other Person that owns or controls any of the Assets or through which such Seller Party conducts any portion of the Business and (B) the Assets do not include any Indebtedness or Equity Securities of any Person.

                  (iii) Since their respective dates of incorporation or formation through the date hereof, neither LML Capital Corp. nor Lease Marketing LLC (the "Dormant Companies") has conducted any business or incurred any liabilities, and none of the Seller Parties has caused any of the Dormant Companies to conduct any business or incur any liabilities. The Dormant Companies do not own or lease any assets or properties of any kind whatsoever, and Digerati Corp. does not own, lease or have any interest whatsoever in any of the Assets or any asset or property of any kind used or useful in conducting the Business.

            (f) Financial Statements.

                  (i) Seller Parties have heretofore delivered to Buyer the audited consolidated financial statements of each Seller Entity for each of the years ended December 31, 1999 through 2002, accompanied by the report of Kolnicki, Petterson and Worth LLP, independent accountants, thereon (collectively, the "Audited Financial Statements") together with unaudited consolidated financial statements of the Seller Entities as of and for the twelve-month period ended December 31, 2003 and as of and for the six-month period ended June 30, 2004, in each case including a balance sheet as of each such date and the related statements of income and retained earnings and cash flows for each of the respective periods then ended (collectively, the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements include the assets, liabilities, results of operations and cash flows, if any, of LML Systems, Inc., which is wholly owned by Mark Simmons. Except as noted therein, and (a) except for the items which Section 3.12 requires to be restated in the Audited Financial Statements or adhered to when the Unaudited Financial Statements are audited, as the case may be, and (b) except that the Unaudited Financial Statements do not include footnote disclosures, as required by GAAP and are subject to normal year end adjustments (which will not be material, individually or in the aggregate) consistent with past practice, all of the Financial Statements (i) have been prepared from the books and records of the Seller Entities, and (ii) fairly present the financial condition, results of operations and cash flows of the Seller Entities as of the respective dates and for the respective periods thereof in accordance with GAAP consistently applied. Seller Entities have made available to Buyer copies of each management letter or other letter delivered to Seller Entities by their auditors in connection with such Financial Statements or relating to any review by its auditors of the internal controls of Seller Entities during the five-year period ended December 31, 2003, or thereafter. Since December 31, 2003, there has been no change in any of the significant accounting policies, practices or procedures of Seller Entities, except as disclosed in the Financial Statements. Seller Entities have no debts, liabilities or

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                                       16
      obligations, whether accrued, absolute, contingent or otherwise, whether currently due or to become due, except those (A) set forth in the Financial Statements in the amounts set forth therein, (B) incurred since June 30, 2004 in the ordinary course of business consistent with past practice and in amounts that are not material, individually or in the aggregate, or (C) disclosed in Section 2.2(f)(i) of the Seller Disclosure Schedule.

                  (ii) The Seller Entities' accounts receivable shown in the Financial Statements and on the Preliminary Balance Sheet represent sales actually made or services actually rendered by Seller Entities in the ordinary course. The amount of such accounts receivable in the Financial Statements and on the Preliminary Balance Sheet reflects a reserve for uncollectible accounts which is adequate and was determined in accordance with GAAP and Seller Entities' past practices and collection experience. Such accounts receivable represent products and services furnished to customers of the Seller Entities on net 30 days payment terms and, to the knowledge of the Seller Parties, are collectible in the ordinary course of business, in the net amount shown in the Financial Statements and on the Preliminary Balance Sheet within thirty (30) days of the Effective Date.

                  (iii) Since December 31, 2002, (A) the Business has been conducted in the ordinary course consistent with past practice; and (B) there has not been (x) any change, event or circumstance which has had or would be reasonably expected to have a material adverse effect on any Seller Parties, the Business or the Assets, or (y) any material damage, destruction or other loss with respect to any Asset, whether or not covered by insurance.

                  (iv) The Preliminary Balance Sheet has been prepared from the Seller Entities' books and records of account and is a true and complete statement, in all material respects, of those assets and liabilities of Seller Entities included therein.

            (g) Government Authorizations and Compliance with Laws.

                  (i) Section 2.2(g)(i) of the Seller Disclosure Schedule contains a complete and accurate list of all material (including all federal and state) Permits held by Seller Parties which are the only such Permits necessary to carry on the Business and operate the Assets. Except as set forth in Section 2.2(g)(i) of the Seller Disclosure Schedule, all such Permits are fully assignable and will remain in full force and effect for the benefit of Buyer immediately after giving effect to the transactions contemplated hereby and no notice or additional filings must be made in connection therewith.

                  (ii) Except as set forth in Section 2.2(g)(ii) of the Seller Disclosure Schedule, the Business has been operated at all times and the Principals have acted with respect to the Seller Entities in compliance with all applicable Laws and Orders. Except as set forth in Section 2.2(g)(ii) of the Seller Disclosure Schedule, for the last five (5) years no notice has been received by any Seller Party and no investigation or review is pending or, to the knowledge of any Seller Party, threatened by any Governmental Entity with respect to (A) any alleged violation by any Seller Party of any Law, or (B) any alleged failure to have any Permit required in connection with the

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                                       17
      operation of the Business. Except as set forth in Section 2.2(g)(ii) of the Seller Disclosure Schedule, no Seller Party has conducted any internal investigation concerning any alleged violation of any Law applicable to Seller Parties or the Business (regardless of the outcome of such investigation) on the part of the Seller Parties or any of their Affiliates or any of their respective officers, directors, employees, agents or representatives.

            (h) Tax Matters. (i) all Returns required to be filed by Seller Parties on or before the date of the execution and delivery of this Agreement have or will have been timely filed, such Returns were true, correct and complete and all Taxes, whether or not shown as due and payable on such Returns have been or will be paid by Seller Parties when required by law; (ii) no deficiencies or assessments for any Taxes have been asserted in writing or assessed against Seller Parties that remain unpaid and that individually or in the aggregate are material to the Business; (iii) Seller Parties have withheld all required federal, state and local payroll taxes relating to the Business and has remitted or will remit all amounts required to be remitted to the appropriate taxing authorities; (iv) there are no Encumbrances upon any of the Assets that arose in connection with any failure (or alleged failure) to pay or withhold any Taxes; (v) there are no pending examinations or issues of which Seller Parties have been notified in writing with respect to Taxes of Seller Parties or any pending Tax litigation of Seller Parties; (vi) no claim has ever been made by any taxing authority in a jurisdiction in which Parties do not file Returns that any Seller Party is or may be subject to taxation by that jurisdiction; and (vii) No Seller Party is a "foreign person" within the meaning of Section 1445(b)(2) of the Code and each shall provide an appropriate affidavit or certificate for purposes of Section 1445(b)(2) of the Code.

            (i) Title to and Condition of Properties; Absence of Liens and Encumbrances, etc.; Sufficiency of Assets. (i) Section 1.1(b) of the Seller Disclosure Schedule accurately and completely lists all fixtures and improvements attached to the real property leasehold interest referred to in
Section 1.1(b) of this Agreement. Section 1.1(c) of the Seller Disclosure Schedule sets forth a list that is accurate and complete in all material respects of all machinery, equipment, apparatus, furniture and fixtures, materials, supplies, motor vehicles, computer hardware, office equipment, other equipment and other tangible assets used in the Business. Section 2.2(i) of the Seller Disclosure Schedule designates any leasehold interests in real property and includes an address for each such leasehold interest in real property used in the Business. No Seller Party holds fee simple title to any real property (except in the case of Principals' ownership of residential private property that is not included in the Assets.) Each Seller Party has good and marketable title (or valid leasehold interests in all properties held under lease) to all its property and assets (real and personal, tangible and intangible), free and clear of all Encumbrances, except for (i) Encumbrances consisting of liens for Taxes not yet due or matters otherwise described in Section 2.2(i) of the Seller Disclosure Schedule, and (ii) Encumbrances on assets and properties not material to the Business and that do not interfere with the use of such Assets in the Business, or (iii) Encumbrances on equipment leases and the related leased equipment which have been factored by the Company pursuant to factoring arrangements identified on Section 2.2(j) of the Seller Disclosure Schedule. Each Seller Party has all rights, power and authority to sell, convey, assign, transfer and deliver its Assets to Buyer in accordance with the terms of this Agreement. Except for those properties or assets acquired since the date of the Preliminary Balance Sheet, all properties and assets (real, personal and mixed, tangible and intangible) used in the Business are reflected in the Preliminary Balance

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                                       18

Sheet or the Seller Disclosure Schedule. Such assets include all Permits or other rights with respect to any of the foregoing. All Assets of Seller Parties are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for the Business. All material leasehold properties held by any Seller Party as lessee are held under valid, binding and enforceable leases. There is no pending, or to the best knowledge of each Seller Party, threatened Action that would materially interfere with the quiet enjoyment of any such leasehold by any Seller Party or after the Effective Date by Buyer.

                  (ii) Sufficiency. The Assets, together with the Intellectual Property Rights to be acquired by Buyer pursuant to the Software Sale Agreement, constitute all of the tangible and intangible assets that are required to conduct the Business in a manner, and at levels of activity and productivity, consistent with the manner and levels at which such Business is currently conducted by Seller Parties and constitute all of the assets actually used by the Seller Parties in the conduct of the Business.

            (j) Material and Customer Agreements. (i) Section 2.2(j) of the Seller Disclosure Schedule lists every Material Agreement to which any Seller Party is a party or by which any Seller Party or any of the Seller Parties' properties or assets (real, personal or mixed, tangible or intangible) is bound, identified pursuant to the categories of Material Agreements listed below in this Section 2.2(j). Unless otherwise so noted on Section 2.2(j) of the Seller Disclosure Schedule, each such agreement was entered into in the ordinary course of business. As used herein, the term "Material Agreement" shall mean any Contract to which a Seller Entity is a party or by which a Seller Entity or any of its properties or assets (real, personal or mixed, tangible or intangible) is bound, or to which a Principal is a party or by which any of such Principal's assets are bound if, in either such case, such Contract relates to the Business or such assets are included in the Assets, which (a) obligates any party thereto after the date hereof to make aggregate payments of more than $10,000, (b) has an unexpired term as of the date hereof in excess of six (6) months, (c) is a lease or other contract relating to rights in real property, (d) is a management service, consulting or any other similar type contract, (e) is a license of Intellectual Property, (f) contains any provision restricting the transfer of any Asset or creating any other Encumbrance on any Asset, (g) constitutes a factoring arrangement, provides for the extension of credit or is otherwise a source of financing for the Business, (h) provides for a guaranty or indemnity by a Seller Party, (i) grants a power of attorney, agency or similar authority to another Person, (j) contains a right of first refusal, (k) contains a right or obligation of or to any shareholder or any director, officer, Affiliate or Associate of a Seller Party, (l) constitutes an employment agreement or a collective bargaining agreement or provides for severance benefits to any officer, director or employee, (m) involves a customer or group of related customers whose business accounts for more than 1% of the Seller Entities' collective revenues for calendar year 2003 or represents a Contract upon which the Business is substantially dependent or which is otherwise material to the Business, (n) contains any provision pursuant to which a Seller Party (or any successor) will be obligated to make any payment or provide any benefit or service to any Person as a result of the consummation of the transactions contemplated hereby (either alone, upon the occurrence of an act or event, the lapse of time or any combination thereof), or (o) was not made in the ordinary course of business. No breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default under any Material Agreement by a Seller Party or,

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

to the best knowledge of Seller Parties, any other party or obligor with respect thereto, has occurred or, as a result of this Agreement, performance hereof or consummation of the transactions contemplated hereby or otherwise, will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, a Seller Party under any Material Agreement or result in the creation of any Encumbrances thereunder. Each Material Agreement is valid and binding in accordance with its terms. There are no agreements or options to sell or lease any of the properties or assets (real, personal or mixed, tangible or intangible) of a Seller Party. The Seller Parties have delivered to Buyer true and complete copies of each Material Agreement.
Section 2.2(j) of the Seller Disclosure Schedule also includes a true and complete list of all currently effective Contracts constituting leases with the Seller Entities' Dealer customers, and correctly sets forth the identity of each such Dealer, the monthly payment under each such lease, whether the lease has been factored, and the term of such lease. The term of each factored lease shown on Section 2.2(j) of the Seller Disclosure Schedule is coterminous with or exceeds the duration of the agreement under which such lease was factored. None of the Backlog Contracts has been factored by any Seller Party. None of the Transferred Contracts obligates any Seller Entity to provide any Person with contractual terms as favorable as more favorable terms offered to any other Person.

                  (ii) Except as set forth in Section 2.2(j)(ii) of the Seller Disclosure Schedule, no Seller Party is subject to or bound by any charter, by-law, Encumbrance, Permit, Contract, Order, or any other restriction of any kind or nature which contains a covenant not to compete binding on any Seller Party with respect to the Business or would otherwise restrict or limit (including as to manner or place) the ability of any Seller Party to conduct the Business, the ability of Buyer to conduct the Business after the Closing or the ability of any Principal to conduct or participate in the Business or Buyer's business after the Closing.

            (k) Principal Customers and Suppliers. Section 2.2(k) of the Seller Disclosure Schedule lists the one hundred (100) largest customers and one hundred (100) largest suppliers of the Business (based upon dollar volume of business with Seller Entities during the twelve-month period ended December 31, 2003 (and, if different, the six-month period ended June 30, 2004) and the volume of business with each such customer or supplier. Since June 30, 2004, no customer or supplier has suspended, terminated or materially reduced its business with any Seller Party, or, to the Knowledge of any Seller Party, indicated its intent to suspend, terminate or materially reduce its business with any Seller Party other than normal fluctuations in the ordinary course of business.

            (l) Litigation. Except as set forth in Section 2.2(l) of the Seller Disclosure Schedule, there is no Order or Action pending or, to the best knowledge of the Seller Parties, threatened (A) against any Seller Party or any of their properties or assets (real, personal or mixed, tangible or intangible),
(B) against any Principal with respect to his or her capacity as shareholder of any Seller Party or (C) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions.

            (m) Employee Benefits.

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                  (i) Section 2.2(m)(i) of the Seller Disclosure Schedule lists
      (and identifies the sponsor of) each material "Employee Pension Benefit Plan," as that term is defined in Section 3(2) of ERISA, each material "Employee Welfare Benefit Plan," as that term is defined in Section 3(1) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"), and each other material retirement, pension, profit-sharing, money purchase, deferred compensation, incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, savings, medical, dental, post-retirement medical, accident, disability, weekly income, salary continuation, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement, or arrangement maintained or contributed to by Seller Entities or their Affiliates in respect of or for the benefit of any Rehired Employees, as of the date hereof (collectively, together with the ERISA Plans, referred to hereinafter as the "Plans"). Except as disclosed in said Section 2.2(m)(i) of the Seller Disclosure Schedule, there are no employment, severance, termination or similar-type agreements between any Seller Party and its Affiliates and any Rehired Employee. Except as otherwise disclosed on Section 2.2(m)(i) of the Seller Disclosure Schedule, the execution and delivery of this Agreement by each Seller Party and the performance of this Agreement by each Seller Party will not directly result now or at any time in the future in the payment to any employee of any Seller Entity of any severance, termination, or similar-type payments or benefits being paid to any such Employee.

                  (ii) Each Seller Party has delivered to Buyer true and complete copies of all documents and summary plan descriptions with respect to the Plans or summary plan descriptions of any Plans not in writing.

                  (iii) Neither Buyer nor any of its Affiliates shall have any liability arising from or related to the Plans or any other employee benefit plans maintained or contributed to by any Seller Party or any entity that would be treated as a single employer with a Seller Party under Sections 414(b), (c) or (m) of the Code.

                  (iv) Except as set forth on Section 2.2(m)(iv) of the Seller Disclosure Schedule, none of the ERISA Plans is a "multiemployer Plan," as that term is defined in Section 3(37) of ERISA, and with respect to any such multiemployer plans (as so defined) listed in Section 2.2(m)(iv) of the Seller Disclosure Schedule, no Seller Party has made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA that would result in the incurrence of a material liability by a Seller Party.

                  (v) None of the Rehired Employees are represented by a labor union or labor organization, and (ii) no Seller Party is subject to any collective bargaining agreement covering any Rehired Employee. There are currently no strikes, slowdowns, work stoppages or lockouts by or with respect to any Rehired Employee. To the best knowledge of Seller Parties, during the twelve (12) months preceding the date of this Agreement, there have not been any union organizational campaigns by or directed at Rehired Employees.

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            (n) Insurance. Seller Entities have, and at all times during the past five (5) years, have had, insurance policies in full force and effect with reputable insurers, providing for coverage which is reasonable for the Business as to both amount and scope. Seller Entities' current insurance coverage is as described in Section 2.2(n)(i) of the Seller Disclosure Schedule. No such policies are subject to retroactive premium adjustments except as expressly noted in Section 2.2(n) of the Seller Disclosure Schedule. No Seller Entity is in default under any such policy or bond. Each Seller Entity has timely filed claims with its insurers with respect to all material matters and occurrences for which it believes it has coverage. No Seller Entity has received any notice or other indication from any insurer or agent of any intent to cancel or not so renew any insurance policy maintained by any Seller Entity. Section 2.2(n)(ii) of Seller Disclosure Schedule describes Seller Entities' self-funded insurance programs and excess claims insurance policies related to such programs. Except as set forth on Section 2.2(n) of the Seller Disclosure Schedule, each Seller Entity with a self-funded insurance program has, and at all times during the past two (2) years has had, amounts of capital reserves for its self-funded insurance programs that are adequate and satisfy all requirements set forth by Law and appropriate excess insurance policies related to such self-funded insurance programs.

            (o) Intellectual Property.

                  (i) Section 2.2 (o)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list and description of (A) all items of Intellectual Property owned by or developed by, for the benefit of or on behalf of each Seller Party ("Intellectual Property Rights") and (B) all Intellectual Property licensed to each Seller Party (the "Licensed Rights"), including any such Licensed Rights that are licensed by any Seller Party or Parties to any other Seller Party or Parties, other than click-wrap, shrink-wrap and commercial off-the-shelf software purchased by or licensed to a Seller Party. Except for the copy of the source code for computer software comprising the Seller Parties' LeaseLink lease comparison tool (the "Pledged Source Code") deposited in a lockbox at US Bancorp under an agreement dated June 1, 2004 with US Bancorp Business Equipment Finance Group (the "US Bancorp Factoring Agreement"), and except as specifically set forth in Section 2.2(o)(i) of the Seller Disclosure Schedule, (1) Each Seller Party owns and has the full and exclusive right to use its Intellectual Property Rights and the Intellectual Property Rights are free of any Encumbrances, are not subject to any license (royalty-bearing or royalty-free) or any other arrangement requiring any payment to any Person or the obligation to grant rights to any Person (except for software licenses granted to customers of Seller Entities in the ordinary course of operation of the Business), (2) the Licensed Rights are free and clear of any Encumbrances, royalties or other obligations,
      (3) to the extent indicated in Section 2.2(o)(i) of the Seller Disclosure Schedule, the Intellectual Property Rights have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office, a duly accredited domain name registrar, the appropriate offices in the various states of the United States or the appropriate office of other foreign jurisdictions, each such registration, filing and issuance remains in full force and effect and is not subject to any maintenance fees or Taxes or actions falling due within 90 days of the date of the execution and delivery of this Agreement (other than any such fees, Taxes or actions included in the Seller Entities' accounts payable as shown on the Preliminary Balance Sheet), and (4) the Intellectual Property Rights and the Licensed Rights included in the

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                                       22

      Assets are all such rights necessary to conduct the Business as currently being conducted or currently proposed to be conducted. The validity of the Intellectual Property Rights and title thereto, and the validity of the Licensed Rights, (x) have not been questioned in any prior Action, (y) are not being questioned in any pending Action, and (z) to the best knowledge of each Seller Party, are not the subject of any threatened or proposed Action. No Seller Party has received any written notice from any third party challenging the rights of a Seller Party to use any of the Intellectual Property Rights.

                  (ii) Except as specifically set forth in Section 2.2(o)(ii) of the Seller Disclosure Schedule, the Intellectual Property Rights, the Licensed Rights and the Business, as now conducted, do not violate, conflict with, infringe upon, misuse or misappropriate and, to the best knowledge of each Seller Party, have not been alleged to conflict with, infringe upon, misuse or misappropriate any Intellectual Property of any third party. No Seller Party knows of any valid basis for any such allegations. The Intellectual Property Rights and Licensed Rights are fully assignable and the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or any of the Licensed Rights. No Seller Party knows of any use by any third party of the Intellectual Property Rights or the Licensed Rights, except for software licenses granted to customers of Seller Entities in the ordinary course of operation of the Business.

                  (iii) Except as set forth in Section 2.2(o)(iii) of the Seller Disclosure Schedule, no Intellectual Property Rights have been cancelled, abandoned or otherwise terminated and all required renewal and maintenance fees in respect thereof have been paid. Except as set forth in Section 2.2(o)(iii) of the Seller Disclosure Schedule, each Seller Party has the exclusive right to file, prosecute and maintain all applications and registrations listed (or required to be listed) for such Seller Party in
      Section 2.2(o)(i) of the Seller Disclosure Schedule.

                  (iv) Except as set forth in Section 2.2(o)(iv) of the Seller Disclosure Schedule, each Seller Party has obtained from all employees and consultants of such Seller Party who have contributed to the creation or development of Intellectual Property Rights developed by or on behalf of such Seller Party all written assignments required to be obtained to vest in the Seller Parties such Intellectual Property Rights to such employee and consultant contributions that such Seller Party does not already own by operation of Law. No employee or consultant to any Seller Party is a party to any Contract that restricts or limits in any way the scope or type of work in which such employee may be engaged or which such consultant may perform for the Company or requires such employee or consultant to transfer, assign or disclose any Intellectual Property Right he or she may develop or invent or disclose information concerning his or her work to any Person other than such Seller Party.

                  (v) Section 2.2(o)(v) of the Seller Disclosure Schedule sets forth all computer software programs, other than generally available off-the-shelf commercial software, that are material to the conduct of the Business. Except as set forth in Section

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                                       23

      2.2(o)(v) of the Seller Disclosure Schedule, each Seller Party owns or possesses valid license rights to all of such programs. Except as listed in Section 2.2(o)(v) of the Seller Disclosure Schedule, there are no infringement Actions pending or, to the best knowledge of each Seller Party, threatened against any Seller Party with respect to any software owned or licensed by such Seller Party, and the transactions contemplated hereby will not result in the loss or impairment of any such ownership or license rights.

                  (vi) All products of the Business made, used or sold under patents and patent applications included in Seller Parties' Intellectual Property Rights, all products and materials of the Business containing a trademark, service mark, trade name or brand name included in Seller Parties' Intellectual Property Rights and all published or unpublished works encompassed by copyrights included in Seller Parties' Intellectual Property Rights have been marked with the proper patent notice, bear the proper federal trademark registration notice where permitted by law or a common-law trademark notice, or have been marked with a proper copyright notice, as the case may be.

                  (vii) The documentation relating to each Seller Party's trade secrets (including technical data, customer lists, designs, processes, procedure, technology, databases, data collectors, know how, source codes, schematics, algorithms and other proprietary information or confidential information or proprietary or confidential material of any type) is current, accurate, and sufficiently complete and detailed to identify and explain such trade secrets and allow their use in the Business. No Seller Parties have nor, to the knowledge of the Seller Parties has any other Person, used, divulged or appropriated such trade secrets either for the benefit of any Person (other than the Seller Parties) or to the detriment of a Seller Party, the Business, or the goodwill associated with any of them. The Seller Parties have taken all reasonable precautions to protect the secrecy, confidentiality and value of the Seller Parties' trade secrets including, without limitation, requiring that all of Seller Parties' employees and consultants with knowledge of or access to such trade secrets enter into appropriate confidentiality and non-disclosure agreements with such Seller Party. A copy of each Seller Party's standard form of confidentiality and non-disclosure agreement is included as
      Section 2.2(o)(vii) of the Seller Disclosure Schedule.

            (p) Minute Books. The minute books of the Seller Entities accurately reflect all material actions and proceedings taken to date by the board of directors (or the Person or Persons performing similar functions), shareholders, members and committees of each Seller Entity, as applicable, and such minute books contain true and complete copies of the charter documents of such Seller Party and all related amendments. The stock or Equity Security record books of each Seller Entity reflect accurately all transactions in its capital stock or other Equity Security of all classes.

            (q) Environmental Matters.

                  (i) Except as set forth in Section 2.2(q) of the Seller Disclosure Schedule, (A) no Seller Entity has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted any other Person to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Laws;
      (B) there has not been any generation, use, transportation, treatment, storage,

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                                       24
      release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility of any Seller Entity or, to the best knowledge of Seller Parties, any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Laws or which would require reporting to or notification of any Governmental Entity; (C) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of Seller Entities; and (D) any Hazardous Substance handled or dealt with in any way in connection with the Business has been and is being handled or dealt with in all respects in compliance with applicable Laws.

                  (ii) No Seller Party has (A) received notice that it is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable Law;
      (B) submitted or been required to submit any notice pursuant to Section 103(c) of CERCLA; (C) received any written request for information in connection with any federal or state environmental cleanup site; or (D) been required to undertake any prospective or remedial action or clean-up action of any kind at the request of any Governmental Entity, or at the request of any other Person relating to any applicable environmental Law.

                  (iii) The Business has been and is being conducted in material compliance with all applicable federal, state and local environmental Laws.

            (r) Certain Interests. (i) Except as set forth in Section 2.2(r) of the Seller Disclosure Schedule, no Affiliate of any Seller Party, no officer or director of any Seller Party, and no Associate of any thereof, has any material interest in any of the Assets, the Assumed Liabilities or any property used in or pertaining to the Business; no such Person is indebted or otherwise obligated to any Seller Party; no Seller Party is indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from any Seller Party or any of its Affiliates (including Buyer or any of its Affiliates) or the successor or assign of any thereof to any Person (including any Seller Party, any Affiliate of any Seller Party or any Associate of any thereof).

                  (ii) Except as set forth in Section 2.2(r)(ii) of the Seller Disclosure Schedule, no officer, director, Associate or Affiliate of any Seller Party either (A) is, (B) directly or indirectly, has a financial interest in, or (C) is a director, officer or employee of, any Person which is a client of, supplier to, customer of or competitor or potential competitor of any Seller Party.

            (s) Intercompany Transactions. Except as set forth in Section 2.2(s) of the Seller Disclosure Schedule, Seller Parties have not engaged in any transaction with any other Seller Party, any Affiliate of any Seller Party or any Associate of any thereof. No Seller Party has any liabilities or obligations to any other Seller Party, any other Affiliate of any Seller Party

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                                       25
or any Associate of any thereof and none of the Seller Parties, such Affiliates or any Associate of any thereof has any obligations to any other Seller Party.

            (t) No Brokers or Finders. No investment banker, broker or finder is entitled to any financial advisory, brokerage or finder's fee or other similar payment from any Seller Party based on agreements, arrangements or undertakings made by them or any Seller Party directors, officers or employees in connection with the transactions contemplated hereby.

            (u) Accuracy of Information. None of the information supplied or to be supplied by or on behalf of any Seller Party (a) to any Person for inclusion in any document or application filed with any Governmental Entity having jurisdiction over or in connection with the transactions contemplated by this Agreement or (b) except for any preliminary customer list delivered prior to the delivery of the final Seller Disclosure Schedule, to Buyer, its agents or representatives in connection with the Business, the Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities, this Agreement, the transactions contemplated by this Agreement or the negotiations leading up to this Agreement (including information supplied in connection with the negotiation, execution and delivery of the letter of intent dated June 1, 2004), contains or will contain any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to delivery and prior to Closing becomes untrue or misleading in any material respect, the Seller Parties will promptly notify Buyer in writing of such fact and the reason for such change. All documents required to be filed by any Seller Party with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.

            (v) Accounting Internal Controls. Seller Entities have records that reflect their material transactions since June 30, 1998, and maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization,(ii) transactions are recorded as necessary in conformity with GAAP so as to maintain accountability for assets, (iii) access to assets is permitted only in accordance with Seller Entities' managements' general or special authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated and, to the knowledge of the Seller Parties, such duplicates are stored pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

            (w) Adequate Capital. After giving effect to the transactions contemplated hereby, including (i) Buyer's assumption of the Assumed Liabilities, (ii) utilization of the Consideration in accordance with Section
1.6 (including any such utilization which effects a reduction in certain payments by Buyer as permitted by Section 1.6(d) hereof), each Seller Party has both the intent and capacity to discharge all of its current and anticipated obligations.

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

                                  ARTICLE III
                       ADDITIONAL COVENANTS AND AGREEMENTS

            3.1 Expenses. Each party hereto shall pay all of its own fees, costs and expenses (including, without limitation, those of advisors, financial advisors, lawyers or accountants) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

            3.2 Negotiations with Others. Seller Parties acknowledge that Buyer has expended and will continue to expend significant resources and incur significant expenses in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of accountants, attorneys and other professional advisors incurred in conducting or assisting Buyer's conducting its due diligence examination of the Seller Parties and the Assets and in preparing this Agreement and the Exhibits hereto, travel expenses of Buyer's personnel and compensation expense and general and administrative expense reflecting the participation of Buyer's personnel in such transactions. In consideration of Buyer's willingness to expend such resources and incur such expenses, each of the Seller Parties hereby agrees that none of them and none of the Seller Entities' respective shareholders, affiliates, directors, officers, employees, advisors, agents or representatives (collectively, the "Seller Representatives") shall directly or indirectly encourage, solicit, initiate or participate in discussions or negotiations with, respond favorably to a proposal by, provide any confidential information to, or reach any agreement (definitive or otherwise) with, any person (other than Buyer) concerning any (a) merger with any Seller Entity, (b) sale, transfer or other disposition of the assets to be acquired, any other assets of any Seller Party or any material part thereof, (c) sale, transfer or other disposition of any stock or membership interests of any Seller Entity or (d) any similar transaction involving any Seller Party or the Assets. Without limiting the foregoing each of the Seller Parties hereby represent and warrant that there are no pending discussions, negotiations or other activities described in the immediately preceding sentence on the date hereof, and that any such discussions, negotiations or other activities that were pending or occurred on or prior to the date of the Letter of Intent dated June 1, 2004 were terminated on that date of such Letter of Intent. The Seller Parties will promptly communicate to Buyer the terms of any proposal or inquiry it may receive from any person other than Buyer in respect of any such transaction. In the event of any breach of the terms of this Section 3.2, Buyer shall be entitled to terminate this Agreement immediately. Seller Parties further acknowledge that in addition to the expenses to be incurred by Buyer, as described in this Section 3.2, any violation of this Section 3.2 would result in Buyer's incurrence of significant lost opportunity costs which are incapable of precise measurement but which would cause significant and long-term harm and damage to the Buyer. Accordingly, in the event that any Seller Party breaches this Section 3.2, the Seller Parties will pay the Buyer the sum of $2,000,000. The Seller Parties will be jointly and severally responsible for such amount. Buyer acknowledges that one or more of the Principals has acquired the Equity Securities of Lease Marketing, Ltd. previously owned by James Plankey and that such acquisition was not subject to or prohibited by this Section.

            3.3 Publicity. No party hereto shall issue any press release or other public statement, with respect to the existence of this Agreement or the transactions contemplated hereby, except as may be required by Law, as consented to by the other parties or, in the case of Buyer, in the ordinary cause of its business.

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

            3.4 Additional Agreements; Approvals; Consents. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to confirm and further the effectiveness of, in the most expeditious manner practicable, the transfer of the Assets to the Buyer and the other transactions contemplated by this Agreement. The actions contemplated by this Section 3.4 shall include, but are not limited to: (i) the procurement of any Approvals from all Governmental Entities and the making of any necessary registrations and filings (including filings with Governmental Entities) not procured or made prior to the Closing and the taking of all reasonable steps as may be necessary to obtain an Approval from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the procurement of all necessary Approvals from factors and other third parties, and
(iii) the execution and delivery of any additional instruments (including additional instruments conveying or assigning the Assets) necessary to consummate the transactions contemplated by this Agreement. To the extent that any Approval of a third party with respect to any Contract or Permit required in connection with the transactions contemplated by this Agreement was not obtained prior to the Closing, each Seller Party shall cooperate with Buyer to obtain such Approval or, if such approval cannot be obtained, to use commercially reasonable efforts to secure for Buyer the benefits of such Contract or Permit.

            3.5 Tax Matters; Tax Returns.

            (a) From and after the date of the execution and delivery of this Agreement, to the extent reasonably requested by any party hereto, each party hereto shall, and shall cause their respective Affiliates to, (i) cooperate fully in the preparation of any Tax Return, (ii) provide, or cause to be provided, any records and other information requested by such parties in connection therewith, as well as access to, and the cooperation of, the auditors of such party, at the sole cost and expense of the party making such request, and (iii) cooperate fully in connection with any Tax investigation, audit or other proceeding. Any information obtained pursuant to this Section 3.5 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be subject to Section 7.3.

            (b) Seller Entities shall prepare, or cause to be prepared, all Tax Returns relating to Taxes imposed with respect to the Business for the taxable periods, or portions thereof, beginning before and ending before or on the Effective Date. Seller Entities shall file, or cause to be filed, when due (subject to permissible extensions) all such Tax Returns which a Seller Party or any of its Affiliates is required or permitted by law or administrative practice to file. Buyer shall prepare, or cause to be prepared, and file or cause to be filed, when due (subject to permissible extensions) all other Tax returns with respect to the Business due to be filed after the Effective Date.

            (c) Buyer shall prepare and provide Seller Parties with a schedule (the Allocation Schedule"), which allocates the value of the Consideration delivered to Seller Parties, including Buyer's assumption of the Assumed Liabilities among the Seller Parties and to the Assets in accordance with the fair market value of the Assets and the Assumed Liabilities in accordance with
Section 1060 of the Code, not later than 30 days prior to the extended due date

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                                       28
of the Tax returns to which IRS Form 8594 must be attached. Seller Parties and Buyer shall negotiate in good faith to reconcile any disagreements relating to the Allocation Schedule. If Seller Parties and Buyer cannot agree on a mutually acceptable determination, allocation or determination and allocation of the Purchase Price, Buyer and Seller Parties shall each determine, allocate or determine and allocate, as the case may be, the Purchase Price in the manner it considers appropriate. Buyer and Seller Parties each agree to prepare and file an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code. Any determination, allocation or determination and allocation of the Consideration among the Seller Parties and to the Assets in accordance with the fair market value of the Assets and the Assumed Liabilities agreed upon by Buyer and Seller Parties pursuant to the second sentence of this subsection shall be binding on Buyer and Seller Parties for all Tax reporting purposes.

            (d) Other than Taxes the responsibility of which is governed by clause (f) below, Seller Parties shall be responsible for (and shall indemnify and hold Buyer harmless against) any and all claims for Taxes due in respect of the Assets for any taxable period (or portion thereof) ending on or before the Effective Date and Buyer shall be responsible for (and shall indemnify and hold the Seller Parties harmless against) any and all claims for Taxes (the basis of taxation for which is measured as of or day following the Effective Date) due in respect of the Assets for any taxable period (or portion thereof) beginning after the Effective Date.

            (e) Other than Taxes the responsibility of which is governed by clause (f) below, for taxable years that begin before, and end after the Effective Date (all such periods of time being hereinafter called "Proration Periods"), any real and personal property taxes, ad valorem taxes, and other similar taxes that are imposed on a periodic basis (as opposed to a net income basis) (collectively, "Periodic Taxes") with respect to the Assets shall be apportioned between Seller Parties and Buyer as of the Effective Date, with Buyer bearing only the expense thereof in the proportion that the number of days remaining in the applicable Proration Period after the Effective Date bears to the total number of days covered by such Proration Period.

            (f) Seller Parties shall be responsible for and shall pay all personal property transfer Taxes, if any, and all sales, use and similar Taxes, if any, imposed on or in connection with the operation prior to the Effective Date and the purchase, sale or transfer of the Assets to Buyer and the assumption of the Assumed Liabilities by Buyer pursuant to this Agreement.

            3.6 Accounts Receivable. From and after the Effective Date, Seller Entities shall, and the Principals shall cause the Seller Entities to, promptly forward to Buyer, in the exact form received, any checks, other payments, documents or other materials received by such Seller Party but included in the Assets (including, without limitation, checks and other payments in respect of accounts receivable included in the Assets). At Buyer's expense, Seller Entities shall also assist Buyer in the collection of the accounts receivable included in the Assets by way of consultation reasonably required by Buyer and issuance of written notice to each of the obligors on such accounts receivable of the Buyer's purchase of the Assets, accompanied by instructions to such obligors to deliver payments on such accounts receivable to Buyer or as Buyer may direct.

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            3.7 Notification of Certain Matters. Seller Parties shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller Parties, after becoming aware of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect as of the date of the execution and delivery of this Agreement and (ii) any failure of Buyer or any Seller Party, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder. The notification obligations of each party set forth in this Section 3.7 shall expire concurrently with the expiration of such party's indemnification obligations set forth in Section 6.2 herein. Seller Parties shall also give prompt notice to Buyer of any of the following of which they become aware after the Effective Date: (x) any claim made by, or Action threatened or commenced against a Seller Party, including, without limitation, by any former customer of any Seller Entity relating to the failure or alleged failure of such customer to receive service under such customer's lease, or (y) any notice of non-payment given by a factor.

            3.8 Selling Entity and Product Names. Each Seller Entity that uses "LML," "Lease Marketing," "Wizard," "Lease," "Superior," "Track," "Sales Desk" (the "Seller Product Names") or any similar words or phrases in its name, shall deliver at Closing the documents or instruments required to be filed with any Governmental Entity or other Person to change its current name to a name that does not contain any of such initials, words or phrases and to file any such instruments or documents such that the name change shall be effective on the Effective Date. The Seller Entities shall also take any actions necessary to effect such name changes in any of their Affiliates or Subsidiaries not party to this Agreement, as requested by Buyer (including without limitation entities in which a Principal holds an ownership interest). Such new names shall not be similar to, conflict with or otherwise interfere with Buyer's ability to use Seller Entities' current names after the Closing, and shall not be similar to or likely to be confused with any corporate name or trade name previously used by any Seller Party or by Buyer or its Affiliates or with the name of any product or service offered by the Business, Buyer or its Affiliates. Seller Entities shall also deliver at Closing any necessary documents to transfer or surrender any assumed name ("d/b/a") registrations of any Seller Party in any state as of the date hereof to Buyer, as requested by Buyer and shall otherwise cooperate with Buyer and its Affiliates to allow them to file or register the use of and use the entity names and assumed names of the Seller Entities. After the Closing, Seller Parties shall not, and shall cause their Affiliates and Subsidiaries not to, sell, distribute or deal in any product or service bearing a name that consists of or includes any Seller Product Name or any similar words or phrases.

            3.9 Maintenance of Corporate Existence. Seller Entities shall maintain, and the Principals shall cause the Seller Entities to maintain and keep in full force and effect the corporate or other entity existence, rights, licenses and franchises of each Seller Entity (other than Permits and Approvals transferred to Buyer as part of the Assets) and to comply with all applicable Laws and Orders and their respective organizational documents, in each case until the expiration or termination of all Contracts that have been factored by any Seller Entity.

            3.10 Covenant Not to Sue. Each Seller Party, for itself and its heirs, executors, legal representatives, administrators, successors and assigns, hereby irrevocably

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                                       30
covenants that such Selling Party will never (a) sue or bring any Action against Buyer or any of its Affiliates in their capacities as subcontractors under any Contract factored by a Seller Party prior to the date of the execution and delivery of this Agreement, or in any other capacity in which Buyer or any such Affiliate may from time to time agree or undertake to perform the obligations of any Seller Party under any such Contract (a "Subcontracted Service Obligation"),
(b) voluntarily commence, voluntarily join in or voluntarily participate as an adverse party in any Action against Buyer or any of its Affiliates in which any Person is attempting, directly or indirectly, to assert or make or claim in respect of, a Subcontracted Service Obligation, or (c) raise any Subcontracted Service Obligation as a defense or bring a counterclaim or cross-claim against Buyer or any of its Affiliates asserting, directly or indirectly, any Subcontracted Service Obligation, in any Action. Each Selling Party, for itself and its heirs, executors, legal representatives, administrators, successors and assigns, agrees for such Selling Party that the covenant contained in this
Section 3.10 may be interposed as a complete defense and bar to any Action that may be brought, instituted or prosecuted by such Selling Party, or its heirs, executors, legal representatives, administrators, successors and assigns, against the Buyer or any of its Affiliates, concerning a Subcontracted Service Obligation. Nothing in this Section 3.10 shall be construed so as to limit the right of any third party to bring an Action against Buyer.

            3.11 Audit Assistance. From and after the date of the execution and delivery of this Agreement, to the extent reasonably requested by Buyer in connection with (a) any audit of Buyer's consolidated financial statements (b) any separate presentation to be prepared by Buyer of the financial statements of the Business (including, without limitation, any such separate presentation of the Business as a "significant subsidiary" or a "business acquired" within the meaning of the accounting rules of the Securities and Exchange Commission), or
(c) any presentation to be prepared by Buyer of the pro forma effects of Buyer's acquisition of the Business, the Seller Parties shall, and shall cause their Affiliates and auditors to, (i) cooperate fully in the preparation of any such financial statements or pro forma presentation, and (ii) provide, or cause to be provided, any records and other information requested by Buyer in connection therewith, as well as access to, and the cooperation of, the auditors and audit work papers relating to the Seller Parties, at the cost and expense of the Buyer.

            3.12 Audited and Restated Financial Statements. Not later than ninety (90) days following July 31, 2004, the Seller Parties shall deliver to Buyer audited consolidated financial statements of the Seller Entities for the years ended December 31, 2003 and 2002 and the period from January 1, 2004 to July 31, 2004, together with the report of Kolnicki, Petterson and Worth LLP, independent accountants, in each case including a balance sheet as of each such date and the related statements of income and retained earnings and cash flows for the period then ended (the "2002-2004 Financial Statements." The 2002-2004 Financial Statements shall include the assets, liabilities, results of operations and cash flows, if any, of LML Systems, Inc. as of and for all years or periods presented, shall be true and correct in all material respects and shall fairly present the financial condition, results of operations and cash flows of the Seller Entities as of December 31, 2002 and 2003 and as of July 31, 2004 and for the years or period then ended in accordance with GAAP consistently applied and (i) in the case of the financial statements as of and for the year ended December 31, 2002 shall be restated, and (ii) in the case of the financial statements as of and for the year ended December 31, 2003 and as of and for the period ended on July 31, 2004, shall be prepared in conformity with, the following accounting principles:

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

            (a) Contract revenues shall be recognized on a straight line basis over the life of the relevant Contract;

            (b) The cost of equipment leased to customers shall be capitalized and depreciated over the life of the related Contract;

            (c) Costs of purchasing Contracts with competitors shall be capitalized and amortized over the life of the Contract with a Seller Entity that replaces the competitor Contract;

            (d) expenditures for repurchases of Contracts with a Seller Entity shall be reported under "Other income (expense)";

            (e) Contract set-up costs shall be capitalized and amortized over the life of the related Contract; and

            (f) factoring costs shall be recorded as financing costs under other income(expense);

provided, however, that such restatement shall not constitute grounds for Buyer to assert that the Seller Parties' representations and warranties in Section 2.2(f)(i) were inaccurate in any material respect. The costs of preparing and auditing the 2002-2004 Financial Statement shall be borne 50% by the Seller Parties and 50% by the Buyer.

                                   ARTICLE IV
                            CONDITIONS TO THE CLOSING

            4.1 Conditions to the Closing Relating to Buyer. Buyer's obligation to consummate the transactions contemplated hereby is subject to the fulfillment prior to or at the date of the execution and delivery of this Agreement, of each of the following conditions:

            (a) Regulatory Consents, Authorizations, etc. All consents, authorizations, Orders and Approvals of, and filings and registrations with any Governmental Entity or any other Person which are required for or in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated hereby, shall have been obtained or made, any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated, and any applicable notice period after delivery of any notice required by the Federal Worker Adjustment Retraining and Notification Act and any applicable similar statute of any state shall have been satisfied.

            (b) Representations and Warranties. [Intentionally omitted]

            (c) Litigation; Other Events. No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action be pending or threatened, which prohibits or restricts or, (if successful) would prohibit or restrict, the transactions contemplated by this Agreement or would not permit the Business as presently conducted to continue unimpaired following the Effective Date.

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

            (d) Certificate. [Intentionally omitted]

            (e) Deliveries. The deliveries referred to in Section 1.9(a) shall have been made.

            (f) Legal Opinions. Buyer shall have received legal opinion of Semanoff, Ormsby, Greenberg & Torchia, LLC, counsel to the Seller Parties in form and substance substantially as set forth on Exhibit C hereto. In rendering such opinion, such counsel may rely, as to matters of Illinois Law, on the opinion of Dinverno & Foltz, LLP.

            (g) Consulting Agreements. Simmons shall have executed and delivered to Buyer a consulting agreement in substantially the form annexed as Exhibit D-1 hereto and Dillon shall have executed and delivered to Buyer a consulting agreement in substantially the form annexed as Exhibit D-2 hereto.

            (h) Software Closing. The Pledged Source Code (and all media, manuals and other materials relating thereto) shall have been removed from the lock box referred to in the U.S. Bancorp Factoring Agreement, Simmons, Simmons Trust and Lease Marketing Ltd. shall have executed and delivered to Buyer the Software Sale Agreement, and the closing under such agreement shall occur simultaneously with the Closing hereunder.

            (i) Due Diligence. Buyer and its Affiliates shall have completed their due diligence examination of the Assets, the Business and the Selling Parties to the satisfaction of Buyer and its Affiliates.

            4.2 Conditions to the Closing Related to Seller Parties. The Seller Parties' obligation to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the date of the execution and delivery of this Agreement, of each of the following conditions:

            (a) Regulatory Consents, Authorizations, etc. All consents, authorizations, Orders and Approvals of, and filings and registrations with any Governmental Entity or any other Person which are required for or in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated hereby, shall have been obtained or made, and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

            (b) Representations and Warranties. [Intentionally omitted]

            (c) Litigation; Other Events. No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action be pending or threatened at what would otherwise be the date of the execution and delivery of this Agreement, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement.

            (d) Certificate. [Intentionally omitted]

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

            (e) Legal Opinions. The Seller Parties shall have received legal opinion of O'Melveny & Myers LLP, counsel to Buyer in form and substance substantially as set forth on Exhibit G hereto

            (f) Deliveries. The deliveries referred to in Section 1.9(b) shall have been made.

            (g) Consulting Agreement. Buyer shall have executed and delivered to Simmons a consulting agreement in substantially the form annexed as Exhibit D hereto.

            (h) Software Closing. Buyer shall have executed and delivered to Simmons, Simmons Trust, Lease Marketing Limited the Software Sale Agreement, and the closing under such agreement shall occur simultaneously with the Closing hereunder.

                                   ARTICLE V
                            [INTENTIONALLY DELETED.]

                                   ARTICLE VI
                                    INDEMNITY

            6.1 Survival of Representations and Warranties Indemnity. The representations and warranties by Seller Parties set forth in Section 2.2 hereof shall survive until the fourth anniversary of the Effective Date, except that
(a) the representations and warranties contained in Section 2.2(h) shall expire 60 days following the expiration of the relevant statute of limitations, (b) the representations and warranties contained in Sections 2.2(i), 2.2(t) and 2.2(w) (such sections, together with Section 2.2(h), the "Excluded Sections") shall survive indefinitely, and (c) if a claim or notice is given under Section 6.2 with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until such claim is finally resolved. A claim with respect to a breach of a representation and warranty may be brought only during the survival period for such representation and warranty. A claim for indemnity for breach of covenant or any claim under Section 6.2(a)(ii) shall survive indefinitely until such covenant is fully performed and any Losses sustained, suffered or incurred by Buyer arising out of or relating to such breach have been fully indemnified.

            6.2 Indemnification by Seller Parties.

            (a) The Seller Parties, jointly and severally, agree to indemnify and hold harmless Buyer, its Affiliates and their respective directors, officers, employees and Affiliates ("Buyer Indemnified Parties") from and against any and all Losses that may be sustained, suffered or incurred by Buyer, its Affiliates or any other Buyer Indemnified Party arising out of or relating to (i) any inaccuracy in or breach of any of the representations and warranties contained in this Agreement, (ii) any breach or nonperformance of any covenants or agreements made by Seller Parties in or pursuant to this Agreement, (iii) any Excluded Liability, or (iv) any claim by any former owner of Equity Securities of any Seller Entity arising out of or attributable to such person's purchase, ownership or disposition of such Equity Securities. Subject to clause (b) below, Buyer Indemnified Parties may bring a claim against any Seller Party for the full amount of any Losses incurred by any Buyer Indemnified Parties in connection with any

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                                       34
indemnification claim hereunder and shall not be required to pursue such claim against all Seller Parties or join all Seller Parties in any proceeding.

            (b) Except as provided in Section 6.2(c), the Seller Parties shall not be liable for any claims under Section 6.2(a) arising out of a breach of representation or warranty (other than the representations and warranties contained in any Excluded Section) until the aggregate amount due in respect of such claims and indemnification claims under the Software Sale Agreement exceeds $25,000 (the "Threshold"). For avoidance of doubt, (i) Buyer's right to reduce any payment due to any Seller Party or Parties on any anniversary of the Effective Date by the Buyer Set-Off Amount for such Anniversary Date or by the amount of any additional deposits into the Disbursement Account pursuant to
Section 1.6(d) shall be exercisable without regard to whether the indemnifiable Losses of the Buyer Indemnified Parties hereunder and/or under the Software Sale Agreement meet or exceed the Threshold, and any such payment and reductions effected by Buyer shall not be included in indemnifiable Losses in determining whether the Threshold has been met and (ii) indemnification claims by Buyer pursuant to the Transition Services Agreement may be made without regard to whether the amount of such claims equal or exceed the Threshold, and such claims shall not be included in determining whether the Threshold has been met. If such aggregate amount exceeds the Threshold, then the Seller Parties shall be liable for the entire amount of such claims and not merely the amount exceeding the Threshold. All claims shall be measured net of any insurance recoveries received by Buyer in respect of such claim. Notwithstanding anything in this Article VI to the contrary, the Seller Parties' aggregate liability under this Section 6.2 and Section 4.3 of the Software Sale Agreement shall not exceed the Consideration, except that Karen Dillon's aggregate liability under this Section
6.2 shall not exceed the Purchase Price.

            (c) For purposes of determining Buyer's Losses arising out of or attributable to the inaccuracy or breach of the Seller Parties representations and warranties contained herein, Buyer's Losses attributable to each Transferred Contract (other than Backlog Contracts) listed on Section 1.1(d) of the Seller Disclosure Schedule as a currently active license or lease that is either (i) not an executed and installed license or lease for its specified term, or (ii) the terms of which are not accurately described in such schedule shall be calculated as follows: (A) For Transferred Contracts that were listed on Section 1.1(d) of the Seller Disclosure Schedule that are no longer in effect and should not have been so listed, Buyer's Losses shall equal the product of the monthly payment shown as due under such listed Contract times the number of months shown as remaining in its term, and (B) for Transferred Contracts listed on Section 1.1(d) of the Seller Disclosure Schedule that are in effect, but for which the actual terms vary adversely from the terms set forth on Section 1.1(d) of the Seller Disclosure Schedule, an amount equal to the difference between (x) the total of payments remaining under that lease or license as set forth in Section 1.1(d) of the Seller Disclosure Schedule and (y) the total of the payments actually remaining under that Transferred Contract (each such amount being a "Contract Balance"). The aggregate amount of Buyer's Losses determined in accordance with the preceding sentence shall be reduced by the Contract Balance due from each customer of the Seller Entities acquired by Buyer that is a party to an executed and installed lease for its specified term that should have been listed but was omitted from Schedule 1.1(d) (other than Backlog Contracts) or for a Transferred Contract listed on Sectoin 1.1(d) of the Seller Disclosure Schedule the terms of which are more favorable than those set forth on Section 1.1(d) of the Seller Disclosure Schedule. The net amount of Losses described in this Section 6.2(c) shall be

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                                       35
computed as of (i) the date for the disbursement to the Seller Parties specified in Section 1.6(c) and (ii) the first through fourth anniversaries of the Effective Date, and any disbursement to the Seller Parties or deposit or payment by Buyer due on each such date shall be reduced by the Buyer's net Losses as of such date, less the aggregate amount previously recovered by Buyer pursuant to this Section 6.2(c), (but only if such amount is a positive number). The disbursement or deposit reductions required by this Section 6.2(c) shall be effected without regard whether the amount of the required reduction exceeds the Threshold.

            6.3 Indemnification by Buyer. The representations and warranties of Buyer set forth herein shall survive until the second anniversary of the Effective Date, except that (a) the payment covenants contained in Sections 1.5,
1.6 and 1.7 (the "Buyer Excluded Covenants") shall survive until payment of the amounts due thereunder (as such amounts may be reduced or set off pursuant to this Agreement, and (b) if a claim or notice is given under this Section 6.3 with respect to any representation, warranty or Buyer Excluded Covenant prior to the applicable expiration date, such representation, warranty or covenant shall continue indefinitely until such claim is finally resolved. Buyer agrees to indemnify the Seller Parties for any and all Losses sustained, suffered or incurred by the Seller Parties arising out of or by reason of (i) any breach of the Buyer's representations and warranties contained herein or the Buyer Excluded Covenants, (ii) any Assumed Liability or (iii) any Action by a third-party relating to a Subcontracted Service Obligation arising after the Effective Date. Buyer shall not be liable for any claims under this Section 6.3 arising out of a breach of representation or warranty until the aggregate amount due in respect of such claims exceeds the Threshold. If such aggregate amount exceeds the Threshold, then Buyer shall be liable for the entire amount of such claims and not merely the amount exceeding the Threshold. Notwithstanding the foregoing, (x) claims by the Seller Parties that Buyer has failed to make any payment to or on behalf of the Seller Parties required by the Buyer Excluded Covenants may be asserted against Buyer without regard to whether the indemnifiable Losses of the Seller Parties equal or exceed the Threshold and shall not be included in indemnifiable Losses in determining whether the Threshold has been met, and (y) indemnification claims by the Seller Parties pursuant to the Transition Services Agreement may be made without regard to whether the amount of such claims equal or exceed the threshold, and such claims shall not be included in determining whether the Threshold has been met. Except as provided in clause (iii) of this Section 6.3 with respect to third-party Actions after the Effective Date, nothing in this Section 6.3 shall grant any right of indemnity to the Seller Parties or impose any obligation on Buyer to indemnify the Seller Parties for Losses incurred by them in connection with or arising out of any Subcontracted Service obligation.

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

            6.4 Procedure.

            (a) If any party shall seek indemnification with respect to any Loss or potential Loss arising from a claim asserted by a third party (including a notice of Tax audit or request to waive or extend a statute of limitations applicable to any Tax) for which such party seeking indemnification (the "Indemnified Party") is entitled to indemnification under this Article VI, then the Indemnified Party shall promptly notify the other party (the "Indemnifying Party") in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party (except to the extent notice is not received prior to the expiration of the applicable expiration provision contained in subsection 6.1 or 6.3, as applicable) shall relieve Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) Indemnifying Party is materially prejudiced thereby.

            (b) An Indemnifying Party will have the right to defend the Indemnified Party against the claim with counsel of its choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing, within 10 days after the Indemnified Party has given notice of the claim, that the Indemnifying Party will satisfy its indemnification obligations to the extent required under this Article VI,
(ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the claim and to fulfill its indemnification obligations hereunder, (iii) the claim involves only money damages and does not seek injunctive or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the claim is not, in the reasonable and good faith judgment of the Indemnified Party likely to establish a precedential custom or practice or result in an outcome that is materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the claim actively, diligently and completely. So long as the Indemnifying Party is conducting the defense of the claim in accordance with this Section 6.4(b), (x) the Indemnified Party may participate in the defense of the claim through separate co-counsel, but the retention of any such separate counsel shall be at the sole cost and expense of the Indemnified Party, (y) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and (z) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld.

            (c) In the event any of the conditions of subsections (i) or (v) of
Section 6.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) subject to Section 6.2(b), the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the claim (including attorneys' fees and expenses reasonably incurred), and (iii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party to the extent required under this Article VI. Without limiting the generality of the foregoing, in the cases of Losses incurred by Buyer with respect to which (i) Buyer is entitled indemnification hereunder and (ii) Seller Parties fail to satisfy their obligations as Indemnified

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                                       37

Parties, Buyer may offset such Losses in accordance with Section 6.5 below against any payment or payments due to a Seller Party under Section 1.5(b),
Section 1.6 or Section 1.7 hereof.

            (d) The parties to this Agreement shall execute such powers of attorney as may be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may be reasonably related to any such claim, shall provide access to the counsel, accountants, and other representatives of each party during normal business hours to all properties, personal, books, tax records contracts, commitments and all other business records of such other party and will furnish to such other party copies of all documents as may reasonably be requested (certified if requested).

            6.5 Set-off. In addition to any rights and remedies that Buyer may have under this Agreement or under applicable Law, Buyer and to the fullest extent permitted by Law, its Affiliates, are authorized at any time after the indemnifiable Losses of the Buyer Indemnified Parties exceed the Threshold (as determined in accordance with and subject to the exclusions set forth in Section 6.2(b)) and from time to time thereafter, to set off and apply any and all amounts due or which may become due hereunder or under any agreement entered into in connection with this Agreement, the Software Sale Agreement or the transactions contemplated hereby and thereby, against any and all obligations which may become due under this Article VI from any Seller Party to any Buyer Indemnified Party, irrespective of whether any demand has been made for payment of such obligation, and notwithstanding that such obligation may be contingent or not reduced to judgment. Prior to exercising the right of set-off granted by this Section 6.5, Buyer shall consult with Simmons, as representative of the Seller Parties, with a view to reaching agreement with respect to the amount of the Buyer Indemnified Parties' indemnifiable Losses to be set-off, but, upon failing to reach such agreement after good-faith consultations, Buyer may exercise its rights of set-off hereunder.

                                  ARTICLE VII
                           NON-COMPETE & NONDISCLOSURE

            7.1 Non-compete. (i) As a material inducement to Buyer's willingness to enter into and perform this Agreement and to purchase the Assets and for the consideration to be paid or provided to the Seller Parties in connection with such purchase, each Seller Party agrees that it and its controlled Affiliates will not Compete (as defined below), at any time for ten (10) years after the Effective Date anywhere in the United States (such period, the "Non-Competition Period"). For purposes hereof "Compete" means directly or indirectly, for its or own benefit or as agent for another, carry on activities or participate in the ownership of (except as the passive holder of less than five percent (5%) of the outstanding shares of any class of a corporation whose stock is listed on any national or regional securities exchange or quoted in the Nasdaq Stock Market or any successor thereto), or management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by, any present or future business enterprise that competes with the Business or the Buyer Business as the same may be conducted by Buyer and its Affiliates as of the Effective Date, and shall include but not be limited to, directly or indirectly, diverting to or soliciting or accepting for any such business enterprise the business of any Person who, on the date of the execution and delivery of this Agreement, was a customer of or, based on written records of

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Buyer existing as of the date of the execution and delivery of this Agreement, was being pursued as a customer by Buyer, its Affiliates, or any Seller Party.

                  (ii) The Seller Parties acknowledge and agree that the provisions of this Section 7.1 have been specifically negotiated and carefully tailored with a view to preventing the serious and irreparable injury that Buyer will suffer in the event a Seller Party Competes during the Non-Competition Period, and is intended to assure that the Buyer receives the full value of the Assets and the Business, including its goodwill, in consideration of the Purchase Price, the Consideration and the Additional Consideration paid by Buyer hereunder and under the Software Sale Agreement. The Seller Parties further acknowledge that a breach by any Seller Party of this Section 7.1 will cause irreparable injury and damage to Buyer, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach would be inadequate. Accordingly, if any Seller Party breaches this Section 7.1, Buyer shall be entitled to injunctive relief without posting bond or other security and no Seller Party shall object thereto on the grounds that money damages would be adequate; provided, however, that Buyer may elect, at its option, to seek damages instead of injunctive relief by virtue of such breach.

                  (iii) In the event that, despite the express agreement of Buyer and the Seller Parties, any provision of this Section 7.1 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 7.1 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical areas as to which it may be enforceable, and/or over the broadest competitive activities as to which it may be enforceable, and/or to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

            7.2 Non-Solicitation. The Seller Parties agree, for a period of five
(5) years from the Effective Date, that no Seller Party or any of their respective controlled Affiliates shall directly or indirectly, solicit, engage or hire any officer, employee or consultant of Buyer, its Affiliates or any Seller Party to work in any other business or entity.

            7.3 Nondisclosure. At all times from and after the date hereof, each Seller Party shall keep secret and retain in strictest confidence and shall not, except with the express prior written consent of Buyer, directly or indirectly disclose, communicate or divulge to any Person, or use for the benefit of any Person, any confidential or proprietary information or material relating to Buyer's or Seller Entities' operations or businesses which it may have learned as an owner, shareholder, employee, officer or director of a Seller Party or in connection with the negotiation of this Agreement. Confidential or proprietary information or material includes, without limitation, the following types of information or material regarding Buyer, its direct or indirect parents, Affiliates or related companies: proprietary data processing systems and software; corporate information, including contractual arrangements, plans, strategies, tactics, policies, resolutions, patent, copyright, trademark, and trade name applications, designs, technologies, inventions, know-how, and any litigation or negotiations; marketing information and methods, including sales or product plans, products, product lines, proposed products, pricing policies, fees, strategies, methods, vendors, customers, customer lists, prospects, or market research data; financial information, including cost and performance data, debt arrangements, equity structures, investors and holdings; operational and scientific information,

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including trade secrets, technical information, and personnel information, including personnel lists, resumes, personnel data, terms of employment agreements, organizational structure, and performance evaluations (collectively, "Proprietary Information"). The restriction contained in the preceding sentence shall not apply to any Proprietary Information to the extent that (i) such information is or hereafter becomes generally available to the public without a breach of this Agreement, (ii) disclosure is made to a Governmental Entity where it is necessary or appropriate to disclose such information to such Governmental Entity having jurisdiction over the parties, (iii) disclosure is made to a party's advisors or counsel bound by either a written agreement or professional obligations of confidentiality or (iv) disclosure is otherwise required by Law. To avoid confusion, the restrictions set forth in this Section 7.3 apply to any disclosure by the Seller Parties of any information related to the terms of or existence of, or matters discussed in the course of negotiating, this Agreement.

                                  ARTICLE VIII
                                EMPLOYEE MATTERS

            8.1 Employees. As of the Effective Date, Buyer will offer employment to certain employees of the Business who are listed in Section 8.1 of the Seller Disclosure Schedule (all such employees, the "Rehired Employees"). The Seller Parties shall use commercially reasonable efforts to assist Buyer in hiring the Rehired Employees. Prior to the Closing the Seller Parties shall not take any action, directly or indirectly, to prevent or discourage any employee of the Business from being employed by Buyer as of the Effective Date and shall not solicit, invite, induce or entice any such employee to remain in the employ of the any Seller Party or otherwise attempt to retain the services of any Rehired Employee, except with the prior written consent of Buyer. Prior to the Closing, the parties agree to cooperate with each other with respect to all material oral or written communications or meetings with the Rehired Employees primarily regarding future employment.

            8.2 Employee Obligations. Except as set forth in the Transition Services Agreement, each Seller Party will satisfy all obligations for compensation, wages, bonuses, vacation time and vacation pay, pay in lieu of vacation and employee benefits for the Rehired Employees attributable to periods on or before Effective Date. Buyer will assume all obligations for compensation, wages, bonuses, vacation time and vacation pay and employee benefits, including employee benefit Plans, for the Rehired Employees who accept employment with Buyer attributable to periods after the Effective Date, provided that no Rehired Employee will receive duplicate benefits from both Seller Entities and Buyer. Seller Entities shall also retain all liabilities to their employees under all employee benefit Plans sponsored or maintained by Seller Entities. From and after the Effective Date, all obligations of the Seller Parties to their respective employees in respect of claims under the Seller Parties' self-funded short-term disability insurance program shall be processed and disposed of on a claims made basis.

            8.3 COBRA. Subject to the provisions of the Transition Services Agreement, Seller will be responsible for providing continuation coverage and all related notices to the extent required by law to any employee of the Seller Entities or qualified beneficiary who incurs or incurred a qualifying event under COBRA on or before the Effective Date.

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            8.4 Vesting. Unless doing so would have material adverse
consequences to the Seller Entities under any Tax law or ERISA, the Seller Entities shall cause those Rehired Employees who accept employment with Buyer to become fully vested in their account balances in any defined contribution pension or profit sharing plan sponsored or maintained by Seller or its Affiliates, effective as of the Effective Date.

            8.5 No Third Party Beneficiaries. Notwithstanding any possible inferences to the contrary, none of the Seller Parties nor Buyer intends for this Article VIII to create any rights or obligations except as between the Seller Parties and Buyer, and no past, present or future employees of a Seller Party or any dependents or beneficiaries of such employees, shall be treated as third-party beneficiaries of this Article VIII.

                                   ARTICLE IX
                                  MISCELLANEOUS

            9.1 Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or sent by telex or telecopy or three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed or one (1) business day after being sent via a nationally recognized courier service for next business day delivery, to the party to whom it is directed:

                  If to the Buyer, to:

                  webalg, Inc.
                  105 Maxess Road
                  Suite N109
                  Melville, NY 11747
                  Attention:  Eric Jacobs, Esq. and Mark F. O'Neil
                  Facsimile:  (631) 486-1705

                  With copies to:

                  O'Melveny & Myers LLP
                  Times Square Tower
                  7 Times Square
                  New York, NY 10112
                  Attention:  Charles F. Niemeth, Esq.
                  Facsimile:  (212) 326-2061

                  If to any Seller Party, to such Seller Party at or c/o:

                  Lease Marketing, Ltd.
                  3025 Highland Parkway
                  Downers Grove, IL 60515
                  Attention:  Mark Simmons
                  Facsimile:  (630) 515-8675

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

                  With copies to:

                  Charles W. Ormsby, Jr., Esq.
                  Semanoff, Ormsby, Greenberg & Torchia, LLC
                  Suite 200 - Jenkins Court 610 Old York Road
                  Jenkintown, PA 19046
                  Facsimile: (215) 884-3500

                  And

                  Dinverno & Foltz, LLP
                  Attn:  Michael C. Foltz, Esq.
                  500 Park Boulevard
                  Suite 1400
                  Itasca, Illinois 60143

or for any party, at such other address as such party shall have specified in writing to each of the others in accordance with this Section 9.1.

            9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

            9.3 Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to limit or affect any of the provisions hereof.

            9.4 Amendments; No Waivers.

            (a) Any provision of this Agreement may be waived or amended if, and only if, such amendment or waiver is in writing and signed by all of the parties.

            (b) No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach hereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition hereof.

            9.5 Entire Agreement; No Assignment. This Agreement (including the Exhibits hereto, the Seller Disclosure Schedule and any amendments hereto) (a) constitutes the entire Agreement and understandings of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof including, without limitation, the Letter of Intent dated June 1, 2004, (b) is not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned, by operation of Law or otherwise provided, that Buyer may assign its rights (but not its obligations) under this Agreement to any of its Affiliates and to any lender(s) (or any agent on their behalf) providing financing for the transactions contemplated hereby .

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

            9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without regard to the choice of law provisions thereof).

            9.7 Severability. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such invalidity, without invalidating the remainder of this Agreement.

            9.8 JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO AND ACCEPTS FOR ITSELF AND ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF AND SERVICE OF PROCESS PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND THE RULES OF ITS COURTS, WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY ARISING UNDER OR OUT OF IN RESPECT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT OR OBLIGATION. EACH PARTY FURTHER IRREVOCABLY DESIGNATES AND APPOINTS THE INDIVIDUAL IDENTIFIED IN OR PURSUANT TO SECTION 9.1 HEREOF TO RECEIVE NOTICES ON ITS BEHALF, AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH ACTION BEFORE ANY BODY, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO EACH PARTY AT ITS ADDRESS PROVIDED IN SECTION 9.1. IF ANY AGENT SO APPOINTED REFUSES TO ACCEPT SERVICE, THE DESIGNATING PARTY HEREBY AGREES THAT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT IN THE APPLICABLE JURISDICTION MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS PROVIDED IN SECTION 9.1. EACH PARTY HEREBY ACKNOWLEDGES THAT SUCH SERVICE SHALL BE EFFECTIVE AND BINDING IN EVERY RESPECT. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY IN ANY OTHER JURISDICTION.

            9.9 Attorneys' Fees. In the event of any proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses incurred in connection with such proceeding, including court costs and reasonable attorneys' fees, whether or not such proceeding is prosecuted to judgment.

                                   ARTICLE X
                                  DEFINITIONS

            10.1 General.

            For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

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

                  (a) the terms defined in this Article X have the meanings assigned to them in this Article X and include the plural as well as the singular,

                  (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

                  (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

                  (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

                  (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and

            10.2 Definitions. As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

      "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in Law or in equity, or before any arbitrator or Governmental Entity.

      "Additional Consideration" shall have the meaning set forth in Section
1.7.

      "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

      "Aggregate Buyout Amount" shall have the meaning set forth in Section 1.6(d).

      "Agreement" means this Agreement by and among Buyer and Seller Parties, as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

      "Allocation Schedule" shall have the meaning set forth in Section 3.5(c).

      "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

      "Associate" of a Person means (x) a corporation or organization (other than a Seller Party or a party to this Agreement) of which such Person or any Associate is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities;
(y) any trust or other estate in which such Person or any Associate has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and (z) any relative or spouse of such Person or any relative of such spouse who has the same home as such Person.

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      "Assets" has the meaning set forth in Section 1.1 hereof.

      "Assumed Liabilities" has the meaning set forth in Section 1.3 hereof.

      "Backlog Contract" means a pending or potential Contract for software licenses and/or related equipment leases that has been negotiated with, accepted by or is subject to approval by a customer or potential customer of any Seller Entity, or which becomes a Contract on or after the Effective Date and, in either case, is not listed on Section 1.1(d)(i) of the Seller Disclosure Schedule, together with, in each case, all amounts payable by such customer under the Backlog Contract.

      "Business" means the Seller Entities' business comprising the licensing or sale of computer systems and/or software, whether via a desktop, server network, application service provider or any other manner, (i) which enables a Dealer, or customer of a Dealer, to compare with respect to Vehicles (a) available lease and/or balloon programs; (b) available retail programs (prime and/or non-prime) and/or (c) available retail, lease and/or balloon programs, in each case, to identify the programs for the Dealer or customer, as applicable, based on the criteria supplied by such party, (ii) through which residual value data, lender rates, and/or program data is licensed or subscribed to with respect to Vehicles, and to display and print customized financing forms embodying such lease and/or balloon programs and/or such retail programs, (iii) which enables a Dealer to extract Vehicle data from a dealer management system to identify potential Vehicles for sale or lease by the Dealer, and/or (iv) which enables a Dealer to manage the status of customer transactions, including but not limited to business development center or lead management systems and/or software.

      "Business Day" means any day on which banks are not required or authorized by Law to close in the City of New York.

      "Buyer" has the meaning set forth in the Preamble.

      "Buyer Business" means (1) a Multiple Lender, Internet-based, business-to-business, e-commerce system, which enables (i) Dealers to do one or more of the following: (a) directly route/transmit credit application data with respect to a loan or lease to Multiple Lenders and receive credit decisions with respect to such credit application data, (b) obtain Contract status, pay-off quotes, prospecting reports, rates, programs and other information related to the items set forth in this clause (b) from Multiple Lenders, (c) filter and route credit applications to Multiple Lenders, and/or (d) obtain other information on products and services Multiple Lenders offer to Dealers; (ii) the eContracting Service; (iii) PaymentTrack; (iv) Dealers to directly to receive and/or generate reports from Multiple Lenders related to any of the foregoing;
(v) Multiple Lenders to pass credit applications with respect to Vehicles between and/or among themselves; and/or (vi) the aggregation of data derived from Multiple Lenders and Dealers and the sale and distribution of such data to third parties; and (2) an Internet-based, business-to-business, e-commerce system, which enables Multiple Lenders to market and sell leased Vehicles either
(i) pre-lease termination, (ii) post-lease termination or (iii) post-repossession, in each case, to Dealers. For purposes of this definition:

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

            "eContracting Service" means an Internet-based, business-to-business, e-commerce system, which enables (i) Multiple Lenders to allow Dealers to access, process, complete and source certain electronic Vehicle loan and lease Contracts and ancillary documents related thereto on-line and transmit such Contracts and documents to one or more Lenders, (ii) Multiple Lenders to receive electronic "authoritative" copies (as such term is used in Section 9-105 of the New York Uniform Commercial Code (the "NY UCC") or any successor provision thereto or any substantially similar provision under applicable Law) of Vehicle loan and lease Contracts, and/or (iii) a Person or entity which controls electronic "authoritative copies" (as such term is used in Section 9-105 of the NY UCC or any successor provision thereto) of Vehicle loan and lease Contracts for Multiple Lenders to access, view, store, add, delete, replace, track, pool, control, transfer, convert to a legally binding paper copy, print and/or restore such electronic "authoritative" copies of Vehicle loan and lease Contracts in a controlled system which logs all transactions associated therewith.

            "Lender" means a financial institution or other financing source and "Multiple Lenders" means two (2) or more unaffiliated Lenders.

      "Payment Track" means a product or service (i) which enables a Dealer or consumer to compare with respect to leased Vehicles available lease programs from Multiple Lenders; and/or (ii) through which Multiple Lenders residual value data, rates, and/or program data are licensed or subscribed to with respect to leased Vehicles.

      "Buyer Disclosure Schedule" means the Buyer Disclosure Schedule dated the date hereof and delivered by Buyer to the Seller Parties and annexed hereto.

      "Buyer Indemnified Party" has the meaning set forth in Section 6.2.

      "Buyer Set-off Amount" has the meaning set forth in Section 1.6(f).

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., or the regulations promulgated thereunder.

      "Closing" means the consummation of the sale transactions contemplated by this Agreement.

      "Closing Balance Sheet" has the meaning set forth in Section 1.6(a).

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

      "Compete" has the meaning set forth in Section 7.1.

      "Consideration" has the meaning set forth in Section 1.5(a).

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      "Contract" means any agreement, arrangement, bond, insurance policy, commitment, franchise, indemnity, indenture, instrument, lease, license, insurance policy or understanding, whether or not in writing.

      "Dealer" means a Vehicle dealer in the United States; provided, however, that for the purpose of determining a quantity of Dealers or retail outlets, each single physical location of a Dealer Vehicle retail outlet at a single street address shall be counted as one Dealer or one retail outlet, regardless of whether such single-street-address location (a) includes one or more physical buildings such as (i) separate showrooms for new Vehicle franchises and/or used cars, (ii) separate facilities for fleet sales and/or leasing, (iii) separate facilities for leasing, or (iv) separate facilities for parts and services, or
(b) supports the sale and/or lease of Vehicles manufactured by one or more manufacturers, whether with or without the approval of such manufacturer or manufacturers.

      "Disbursement Account" means the account established by Buyer pursuant to
Section 1.6 of this Agreement

      "Disbursing Agent" means the agent designated by the Seller Parties to disburse the Consideration to creditors of the Seller Entities, which shall be the Buyer or an Affiliate of Buyer designated by Buyer.

      "Effective Date" has the meaning set forth in Section 1.8.

      "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, mortgage, lien, option, pledge, rights of others, license, restriction (whether on voting, sale, transfer, disposition or otherwise), adverse claim of title, ownership or right to use or other encumbrance whatsoever, whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

      "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Excluded Assets" has the meaning set forth in Section 1.2 hereof.

      "Excluded Liabilities" has the meaning set forth in Section 1.4.

      "Excluded Sections" has the meaning set forth in Section 6.1.

      "Financial Statements" shall have the meaning set forth in Section 2.2(f).

      "GAAP" means generally accepted accounting principles in the United
States.

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

      "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

      "Hazardous Substance" shall mean and include: (i) any "Hazardous Substance" as defined in CERCLA; and (ii) any substances that are defined or listed in, or otherwise classified pursuant to, any other applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy, as such Laws were in effect at the time of the relevant act or omission.

      "Income Tax" or "Income Taxes" means any federal, state, local or foreign income, franchise or similar Tax and in each instance any interest, penalties or additions to tax attributable to such Tax.

      "Indebtedness" means the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts (including any prepayment penalties) payable by the Seller Entities to any bank or other financial institution or other unaffiliated lender (including any lessor on a capital lease), any other outstanding obligations (including bank overdrafts) of a Seller Entity to any bank or other financial institution or other financing source, or other unaffiliated lender (including any lessor on a capital lease) as of the date of the execution and delivery of this Agreement (not including any trade payables), the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts payable on, any Seller Party's notes payable and any other obligations to any shareholder, former shareholder or any Affiliate or Associate of a Seller Party as of the date of the execution and delivery of this Agreement, and any Seller Party's obligations, contingent or otherwise, under factoring arrangements entered into by any Seller Party.

      "Indemnified Party" has the meaning set forth in Section 6.4(a).

      "Indemnifying Party" has the meaning set forth in Section 6.4(a).

      "Intellectual Property" means all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin (whether registered or unregistered), trademark and service mark registrations and applications for registrations thereof, copyrights in both published and unpublished works, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators ("URLs"), inventions (whether or not patentable), invention disclosures, discoveries, moral and economic rights of authors and inventors (however denominated), marketing materials, corporate and business names, source codes, object codes, computer software programs, trade names, trade dress, brand names, maskworks, trade secrets (including technical data, customer lists, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, industrial design rights, industrial design registrations, databases, data collectors and other proprietary information, or confidential information or proprietary or confidential material

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                                       48
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of any type), whether written or unwritten (and all goodwill associated with, and all derivatives, improvements and refinements of, any of the foregoing).

      "Intellectual Property Rights" has the meaning set forth in Section 2.2(o)(i)(A).

      "IRS" means the Internal Revenue Service or any successor.

      "Knowledge" or "to his best knowledge" and like terms shall mean, with respect to an entity, the knowledge of the key executive officers or partners of that entity after reasonable inquiry, and with respect to an individual, the actual knowledge of that individual after reasonable inquiry.

      "Law" means any constitutional provision, statute or other law, rule, regulation, ordinance or interpretation of any Governmental Entity and any Order.

      "Licensed Rights" has the meaning set forth in Section 2.2(o)(i)(B).

      "Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

      "Material Agreement" has the meaning set forth in Section 2.2(j).

      "Order" means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

      "Pension Plan" has the meaning set forth in Section 2.2(m)(i)(C).

      "Permit" means any license, permit, franchise, certificate of authority, Approval or any waiver of the foregoing, required to be issued by any Governmental Entity.

      "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

      "Plan" has the meaning set forth in Section 2.2(m).

      "Pledged Source Code" has the meaning set forth in Section 2.2(o)(i).

      "Preliminary Balance Sheet" has the meaning set forth in Section 1.1(e).

      "Principal" has the meaning set forth in the preamble to this Agreement.

      "Principals' Loans" means the outstanding principal on July 31, 2004 of, accrued interest to July 31, 2004 on, and other amounts due on July 31, 2004 in respect of, the Seller Entities' Indebtedness to the Principals identified as "Due to Officer" on the Closing Balance Sheet.

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

      "Proprietary Information" has the meaning set forth in Section 7.3.

      "Purchase Price" has the meaning set forth in Section 1.5.

      "Rehired Employees" has the meaning set forth in Section 8.1.

      "Return" means any report, return, statement, estimate, extension request, declaration, notice, form or other information required to be supplied to a taxing authority in connection with Taxes.

      "Seller Entities" and "Seller Parties" have the respective meanings set forth in the preamble to this Agreement.

      "Seller Disclosure Schedule" means the Seller Disclosure Schedule dated the date hereof and delivered by Seller Parties to Buyer and annexed hereto. The Sections of the Seller Disclosure Schedule shall be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, shall be deemed to qualify only that section.

      "Software Sale Agreement" has the meaning set forth in the recitals in this Agreement.

      "Subcontracted Service Obligation" has the meaning set forth in Section 3.10.

      "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which such Person or any other subsidiary of such Person beneficially owns a majority of the voting or equity securities.

      "Tax" or "Taxes" means taxes of any kind, levies or other like assessments, imposts, charges or fees, including, without limitation, Income Taxes, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, escheat liability or other similar property rights asserted by any Governmental Entity or governmental authority, estimated taxes, withholding, employment, social security, workers compensation, utility, severance production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

      "Threshold" has the meaning set forth in Section 6.2(b).

      "Transferred Contracts" has the meaning set forth in Section 1.1(d).

      "Transition Services Agreement" means the Transition Services Agreement to be entered into on the date of the execution and delivery of this Agreement in substantially the form annexed hereto as Exhibit F.

      "U.S. BanCorp Factoring Agreement" has the meaning set forth in Section 2.2(o)(i).

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

      "Vehicle" means an automobile, truck, snowmobile, recreational vehicle, motorcycle, boat or other watercraft or commercial vehicle.

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                                       51

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written:

                                    WEBALG, INC.

                                    By:____________________________________
                                       Name:
                                       Title:

                                    LEASE MARKETING, LTD.

                                    By:____________________________________
                                       Name:
                                       Title:

                                    LML ASSET ACQUISITION, LLC

                                    By:____________________________________
                                       Name:
                                       Title:

                                    LML SYSTEMS, INC.

                                    By:____________________________________
                                       Name:
                                       Title:

                                    WIZARD ASSET ACQUISITION, LLC

                                    By:____________________________________
                                       Name:
                                       Title:

Asset Purchase Agreement

                                    TRUST CREATED UNDER THE MARK
                                    SIMMONS DECLARATION OF TRUST DATED
                                    OCTOBER 22, 2002

                                    By:_________________________________
                                       Mark Simmons, Trustee

                                    ____________________________________
                                       Mark Simmons

                                    ____________________________________
                                       Karen Dillon

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                                      S-2

                                TABLE OF CONTENTS

                                                                              Page
ARTICLE I SALE; CLOSING................................................         1

    1.1   Transfer of Assets...........................................         1

    1.2   Assets Not Transferred.......................................         3

    1.3   Assumption of Certain Liabilities............................         4

    1.4   Non-Assumption of Other Liabilities..........................         4

    1.5   Purchase Price...............................................         5

    1.6   Consideration Adjustments, Disbursement Account..............         6

    1.7   Additional Consideration.....................................        10

    1.8   The Closing..................................................        11

    1.9   Conveyances and Deliveries at the Closing....................        11

ARTICLE II REPRESENTATIONS AND WARRANTIES..............................        13

    2.1   Representations and Warranties by Buyer......................        13

    2.2   Representations and Warranties by Seller Parties.............        14

ARTICLE III ADDITIONAL COVENANTS AND AGREEMENTS........................        27

    3.1   Expenses.....................................................        27

    3.2   Negotiations with Others.....................................        27

    3.3   Publicity....................................................        27

    3.4   Additional Agreements; Approvals; Consents...................        28

    3.5   Tax Matters; Tax Returns.....................................        28

    3.6   Accounts Receivable..........................................        29

    3.7   Notification of Certain Matters..............................        30

    3.8   Selling Entity and Product Names.............................        30

    3.9   Maintenance of Corporate Existence...........................        30

    3.10  Covenant Not to Sue..........................................        30

    3.11  Audit Assistance.............................................        31

    3.12  Audited and Restated Financial Statements....................        31

ARTICLE IV CONDITIONS TO THE CLOSING...................................        32

    4.1   Conditions to the Closing Relating to Buyer..................        32

    4.2   Conditions to the Closing Related to Seller Parties..........        33

ARTICLE V [INTENTIONALLY DELETED.].....................................        34

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

                                TABLE OF CONTENTS
                                  (continued)

                                                                              Page
ARTICLE VI INDEMNITY...................................................        34

    6.1   Survival of Representations and Warranties Indemnity.........        34

    6.2   Indemnification by Seller Parties............................        34

    6.3   Indemnification by Buyer.....................................        36

    6.4   Procedure....................................................        37

    6.5   Set-off......................................................        38

ARTICLE VII NON-COMPETE & NONDISCLOSURE................................        38

    7.1   Non-compete..................................................        38

    7.2   Non-Solicitation.............................................        39

    7.3   Nondisclosure................................................        39

ARTICLE VIII EMPLOYEE MATTERS..........................................        40

    8.1   Employees....................................................        40

    8.2   Employee Obligations.........................................        40

    8.3   COBRA........................................................        40

    8.4   Vesting......................................................        41

    8.5   No Third Party Beneficiaries.................................        41

ARTICLE IX MISCELLANEOUS...............................................        41

    9.1   Notices......................................................        41

    9.2   Counterparts.................................................        42

    9.3   Section Headings.............................................        42

    9.4   Amendments; No Waivers.......................................        42

    9.5   Entire Agreement; No Assignment..............................        42

    9.6   Governing Law................................................        43

    9.7   Severability.................................................        43

    9.8   JURISDICTION.................................................        43

    9.9   Attorneys' Fees..............................................        43

ARTICLE X DEFINITIONS..................................................        43

    10.1  General......................................................        43

    10.2  Definitions..................................................        44

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